UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No.)
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DAVITA INC.

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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION
DATED APRIL 13, 2023

Notice of 2023 Annual Meeting and Proxy Statement

[_______], 2023

Dear Fellow Stockholders:

Over the past year, DaVita once again demonstrated its resilience and commitment to making a lasting, positive impact on health care and the lives we touch along the way. The COVID pandemic continued to be difficult for our caregivers and vulnerable patients. Amidst that challenge and intense cost pressure, DaVita made strides in innovation and clinical excellence while uplifting the communities it serves.

We achieved best-ever results in 2022 on several measures that improve the lives of our patients, including the highest number of annual kidney transplants and the highest participation in our chronic kidney disease ("CKD") education program.

Understanding the importance of our team, we made investments to demonstrate our appreciation for the passion and dedication of our caregiving teammates. For our front-line teammates, we:

–increased starting wages, merit increases and promotion raises, while further advancing our commitment to pay equity,
–decreased medical premiums, out of pocket medical costs and mental health co-pay costs, while enhancing certain benefits, and
–provided funding for teammates to pursue their nursing degree as part of our Bridge to Your Dreams program.

We also continued our progress on increasing diverse representation at every level of the organization, along with maintaining an environment where more than 80% of all teammates feel like they belong based on 2022 teammate surveys.

At the same time, we needed to address the real-time challenges of rising costs and implications of the global health pandemic. We maintained a disciplined cost approach by implementing supply chain efficiencies and certain corporate cost reductions, as well as consolidating our facility footprint. These decisions allowed us to make strategic investments to fuel future growth and profitability. Highlights from 2022 include:

–DaVita Integrated Kidney Care extending the benefits of integrated care to over 34,000 new patients, including those with CKD and end-stage kidney disease, through the Comprehensive Kidney Care Contracting program and expansion of our health plan partnerships,

–announcing a collaboration with Medtronic to create an independent kidney care-focused medical device company to improve the lives of patients with kidney failure,

–continuing to scale our international operations,

–advancing our digital modernization plan with the launch of our next generation IT platform, designed to enhance clinical care for our patients, and

–continued investment to promote patients’ choice of home dialysis modalities.(1)

We remain committed to the essential role DaVita plays in delivering life-sustaining care to patients in communities across the United States and around the world. In a clinical and operating environment full of persisting challenges, we are proud of the strength and perseverance of our patients, physician partners and approximately 70,000 teammates.(2)

(1) Our policy is that modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order.

(2) As of December 31, 2022.

Board Composition Reflecting a Demonstrated Commitment to Refreshment and Diversity

Your Board remains committed to maintaining a balance of tenure, skills, experience and a diversity of backgrounds and viewpoints. Towards this goal, in 2022 we appointed two new independent directors to the Board. In May 2022, we appointed Jason Hollar, who is the current CEO of Cardinal Health Inc., a global integrated healthcare services and products company. Mr. Hollar brings to our Board over 25 years of financial and operational experience spanning the healthcare, transportation, and manufacturing industries. Additionally, in September 2022, we appointed Adam Schechter, who serves as President, CEO and Chairman of the Board for Labcorp. Mr. Schechter brings to our Board over 15 years of public company and healthcare experience. Mr. Schechter also has obtained a CERT Certificate in Cybersecurity Oversight, a credential that demonstrates a commitment to advanced cyber-risk oversight.

As a Company and a Board, we believe that a diversity of background, thought and experience enhances our effectiveness. We are proud of the fact that as of December 31, 2022, 80% of our Board leadership was diverse.

Robust Engagement with Stockholders that Includes Independent Directors

We continue to proactively engage with our stockholders to enhance our understanding of and allow us to be responsive to your perspectives and needs. Since our 2022 Annual Meeting of Stockholders, we reached out to stockholders representing approximately 80% of shares outstanding and through some combination of management, the Chair of our Board, and the Chair of our Compensation Committee we met with stockholders representing approximately 60% of DaVita's outstanding shares.(3) In recent years, these discussions have helped inform changes to our compensation practices such as the requirement for above-median TSR performance for executives to receive target level PSU vesting and to further link DaVita’s ESG performance to executive pay, among other things. In addition, after consideration of feedback from stockholders, we have further enhanced our political and lobbying spending disclosures to include in our semi-annual reports itemized lists of the non-deductible portion of dues and payments to trade associations in excess of $50,000 and itemized tabular disclosure of certain contributions to political parties, candidates and committees.

Commitment to Corporate Social Responsibility

The Board’s Nominating and Governance Committee oversees DaVita’s policies and programs related to corporate governance, and environmental and social responsibility. Being a responsible corporate citizen has long been a priority at DaVita, and we are pleased to be included in the Dow Jones Sustainability World Indices for the fifth year in a row in recognition of our corporate responsibility initiatives and performance in regards to ESG practices. For the past 15 years we have published an annual social responsibility report we call Community Care, highlighting DaVita’s and our teammates’ contributions and support of the communities in which we live and operate.

Some social responsibility highlights from this past year include:

– Our virtual power purchase agreements now produce enough renewable energy to power 100% of our U.S. operations.

– The DaVita Giving Foundation supported the Food is Medicine Coalition with a grant to provide medically tailored meals to end-stage kidney disease patients.

– We committed to net zero by 2050 as part of the White House and HHS Climate Sector Pledge.

While caring for our patients and teammates, and supporting our community, we have maintained our focus on stewarding resources responsibly to deliver financial results for our stockholders.

(3) Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2022.

Annual Meeting of Stockholders

Our 2023 Annual Meeting of Stockholders (the "Annual Meeting") will be held on Tuesday, June 6, 2023, at 10:00 AM Mountain Time. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting and provide details on attending the virtual meeting.

To our stockholders, thank you for the trust, confidence and investment you have placed in us. We greatly appreciate your feedback and support, as we continue to work to meet the needs of our patients at every step along their kidney health journey.

Very truly yours,

Javier J. Rodriguez	Pamela M. Arway
Director and Chief Executive Officer	Chair of the Board

This letter, and the accompanying Proxy Statement, contain or refer to certain forward-looking statements within the meaning of the federal securities laws. Please see the section of the Proxy Statement titled “General Information — Forward-Looking Statements” below for more information regarding these forward-looking statements.

Notice of 2023 Annual Meeting of Stockholders
The 2023 Annual Meeting of the Stockholders (the "Annual Meeting") of DaVita Inc., a Delaware corporation, will be a virtual-only meeting to be held as a live audio webcast over the Internet at www.virtualshareholdermeeting.com/DVA2023 on Tuesday, June 6, 2023 at 10:00 AM Mountain Time.

Meeting Agenda and Voting Matters
Stockholders will be asked to vote on the following matters at the DaVita Inc. (the "Company" or "DaVita") 2023 Annual Meeting of Stockholders (the "Annual Meeting"):

Items of Business	Board Recommendation	Where to Find More Information in the Proxy Statement
To vote upon the election of the nine director nominees, identified in the accompanying Proxy Statement, to the Board of Directors, each to serve until the Company's 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
	"FOR" all nominees	Pages [__]
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;	"FOR"	Page [__]
To approve, on an advisory basis, the compensation of our named executive officers;	"FOR"	Page [__]
To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and	"1 YEAR"	Page [__]
To approve an amendment and restatement of the Company’s Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law.	"FOR"	Pages [__]
We also intend to transact such other business as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please vote promptly. Information on voting deadlines and available voting methods are set out in the accompanying Proxy Statement under the heading "How to Vote."
Stockholders of record as of the close of business on April 14, 2023 will be entitled to vote at the Annual Meeting. During the ten days prior to the Annual Meeting, you may contact Investor Relations at 1-888-484-7505 to request the list of stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON JUNE 6, 2023:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
[_______], 2023

Corporate Governance
The general corporate governance framework for DaVita Inc. (the "Company") is set by its Amended and Restated Bylaws (the "Bylaws"), Corporate Governance Guidelines, the charters for each of the Committees of our Board of Directors (the "Board"), the Code of Ethics and the Code of Conduct. Each of these governance documents is available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Proposal 1 Election of Directors
At the 2023 Annual Meeting of Stockholders (the "Annual Meeting"), stockholders will elect nine directors each to serve until the Company's 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting") or until their successors are duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
Voting Standard for Director Elections
The Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast by the holders of shares present virtually or represented by proxy and entitled to vote thereon. In a contested election, directors are elected by a plurality of shares represented virtually or by proxy at any such meeting and entitled to vote thereon. If a nominee for director who served as a director prior to the Annual Meeting is not elected by the requisite vote, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive the requisite vote at the Annual Meeting, the nominee is not elected to the Board. All 2023 director nominees are currently serving on the Board.
Director Nominees
After a thorough evaluation, and in alignment with the Nominating and Governance Committee's recommendation, the Board has nominated Pamela M. Arway, Charles G. Berg, Barbara J. Desoer, Jason M. Hollar, Gregory J. Moore, M.D., Ph.D., John M. Nehra, Javier J. Rodriguez, Adam H. Schechter, and Phyllis R. Yale for election as directors. Paul J. Diaz is not standing for re-election at the Annual Meeting and will step down as a member of the Board effective as of June 6, 2023. We thank Mr. Diaz for his service and his many valuable contributions to our Board. Mr. Schechter, who was appointed as a member of the Board in September 2022, was recommended to the Nominating and Governance Committee by a third-party executive search firm. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.
None of the director nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee. Eight of the nine director nominees are independent under the New York Stock Exchange ("NYSE") listing standards (the "NYSE Independence Standards"). Please see the section titled “Corporate Governance — Director Independence” below for more information. Each director nominee has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director, if elected.
Proxies
Unless a stockholder has made a contrary direction via its proxy, the proxy holders named in the proxy card (the “Company Proxies”) have advised us that at the Annual Meeting they intend to vote the shares covered by the proxies "for" the election of each of the director nominees named in this Proxy Statement. If any director nominee is unable or unwilling to serve, the Company Proxies may vote for the election of the substitute nominee that the Board may propose. Proxies may not be voted for more than nine director nominees.

Biographies of our Director Nominees
A biography of each director nominee, as of [_______], 2023, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience, is presented below.

Former President of the Japan, Asia-Pacific, Australia Region, American Express International, Inc.
Independent Director Since: 2009
Board Chair Since: 2020
Committee Service: Compensation Committee; Nominating and Governance Committee
Other Public Company Boards:
— The Hershey Company (NYSE: HSY)
— Iron Mountain Inc. (NYSE: IRM)

Pamela M. Arway, 69, served as the President of the Japan, Asia-Pacific, Australia region for American Express International, Inc., a global payment services and travel company, from 2005 to 2008. Ms. Arway joined the American Express Company in 1987, and subsequently served in various capacities, including as Chief Executive Officer ("CEO") of American Express Australia Limited from 2004 to 2005 and as Executive Vice President of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s Chairman and CEO. Since May 2010, Ms. Arway has been a member of the Board of Directors of The Hershey Company, a chocolate and confectionery company, and since March 2014, Ms. Arway has been a member of the Board of Directors of Iron Mountain Incorporated, an enterprise information management services company. Ms. Arway brings significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs. With her service as a director on the boards of other large public companies, Ms. Arway also brings significant experience in corporate governance and executive compensation-related matters.

Senior Advisor, The Cigna Group Independent Director Since: 2022 Director Since: 2007 Committee Service: Compliance and Quality Committee
Charles G. Berg, 65, has served as a Senior Advisor for The Cigna Group (“Cigna”), a global health service company, since January 2023, and served as President of U.S. Government Business and Senior Advisor for Cigna from January 2022 to January 2023. Mr. Berg served as Executive Chair of DaVita Medical Group ("DMG"), DaVita's former integrated healthcare business, from November 2016 until December 2017. From 2008 to 2013, Mr. Berg served as Executive Chair of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs. Mr. Berg served as Non-Executive Chair of the Board of Directors of WellCare from January 2011 until May 2013. From January 2007 to April 2009, Mr. Berg was a Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions, including Executive Vice President - Medical Delivery, President and Chief Operating Officer ("COO") with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider. He was the CEO when Oxford was acquired by UnitedHealth Group. He then became an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg also currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

Notice of 2023 Annual Meeting and Proxy Statement	2

Former Chief Executive Officer, Citibank, N.A. Independent Director Since: 2015 Committee Service: Compensation Committee, Chair; Audit Committee Other Public Company Boards: — Citigroup Inc. (NYSE: C)
Barbara J. Desoer, 70, served as the CEO and a member of the Board of Directors of Citibank, N.A., a wholly owned subsidiary of Citigroup, Inc., a diversified global financial services company, both positions she held from April 2014 through April 2019, and COO of Citibank, N.A. from October 2013 to April 2014. Prior to Citibank, N.A., Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as President, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer served as a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America, and President, Consumer Products. Since April 2019, Ms. Desoer has served as Chair of Citibank, N.A. and as a director of Citigroup, Inc. She serves on the Advisory Board of InStride. Ms. Desoer also has served on the board of directors of various non-profit and privately held corporations. Ms. Desoer is an experienced business leader with extensive management and international experience, and brings a deep understanding of regulated businesses.

Chief Executive Officer, Cardinal Health, Inc. Independent Director Since: 2022 Committee Service: Audit Committee, Chair* Other Public Company Boards: — Cardinal Health, Inc.(NYSE: CAH)
Jason M. Hollar, 50, has served as the CEO and a member of the Board of Directors of Cardinal Health, Inc. ("Cardinal"), a global integrated healthcare services and products company, since September 2022. Prior to his appointment as CEO, Mr. Hollar served as Chief Financial Officer for Cardinal from May 2020 to September 2022, where he led financial activities across the enterprise including financial strategy, capital deployment, treasury, tax, investor relations, accounting and reporting. Prior to Cardinal, from June 2018 until April 2020, Mr. Hollar served as Executive Vice President and Chief Financial Officer of Tenneco Inc. ("Tenneco"), a global automotive products and services company, where he was responsible for financial planning and analysis, accounting and reporting, tax, treasury and investor relations for the company. At Tenneco, Mr. Hollar also served as Senior Vice President, Finance from June 2017 to June 2018. From October 2016 to June 2017, Mr. Hollar served as the Chief Financial Officer of Sears Holding Corporation ("Sears"), a holding company for large consumer retailers across the U.S., and as Senior Vice President, Finance from October 2014 to October 2016. Sears filed for Chapter 11 bankruptcy in October 2018. Mr. Hollar is an experienced finance leader who brings to the Board more than 25 years of financial and operational experience spanning the healthcare, transportation, manufacturing and retail sectors.

Former Corporate Vice President, Microsoft Health and Life Sciences Independent Director Since: 2021 Committee Service: Compliance and Quality Committee; Nominating and Governance Committee
Gregory J. Moore, M.D., Ph.D., 58, served as Corporate Vice President for Microsoft Health and Life Sciences, a division of Microsoft Corporation ("Microsoft"), a multinational technology company that produces computer software, cloud computing services, personal computers and electronics, and other related services, from 2019 to April 2023, where he led Microsoft's health and life sciences research and product development portfolio. Prior to Microsoft, Dr. Moore served as Vice President of Google Inc. ("Google"), a multinational technology company that specializes in Internet-related products and services, from 2016 to 2019, and was the founder and leader of Google Cloud Healthcare and Life Sciences globally. Dr. Moore is an engineer, practicing physician, and experienced educator. He is board certified in Diagnostic Radiology, Neuroradiology and Clinical Informatics. Prior to his leadership roles at Microsoft and Google, Dr. Moore served as the Chief Emerging Technology and Informatics Officer at Geisinger Health System, a regional healthcare provider, where he was also Director of the Institute of Advanced Application. His prior academic and clinical appointments include Stanford University School of Medicine, Penn State University College of Medicine, and Wayne State University School of Medicine. From 2019 until its merger with Baxter International Inc. in 2021, Dr. Moore was a member of the Board of Directors of Hill-Rom Holdings, Inc., a medical technology provider. Dr. Moore brings to the Board substantial experience in the medical field as a practitioner and has a unique perspective, having also worked in the high technology sector for the last several years.

Former General Partner, New Enterprise Associates
Independent Director Since: 2000
Committee Service: Audit Committee; Compensation Committee; Nominating and Governance Committee
Other Public Company Boards:
–CVRx, Inc. (NASDAQ: CVRX)

John M. Nehra, 74, was, from 1989 until his retirement in August 2014, affiliated with New Enterprise Associates (“NEA”), a venture capital firm, including, from 1993 until his retirement, as General Partner of several of its affiliated venture capital limited partnerships. After his retirement in August 2014, Mr. Nehra remained a retired Special Partner with NEA and continued serving on the board of directors of a number of NEA’s portfolio companies. Mr. Nehra also served as Managing General Partner of Catalyst Ventures, an affiliate of NEA, from 1989 to 2013. Since 2021, Mr. Nehra has served as a member of the Board of CVRx, Inc., a commercial-stage medical device company. Mr. Nehra is an experienced business leader with approximately 45 years of experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his nearly 23 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

Chief Executive Officer, DaVita Inc. Director Since: 2019 Other Public Company Boards: –Gilead Sciences, Inc. (NASDAQ: GILD)
Javier J. Rodriguez, 52, has served as our CEO since June 2019. From March 2014 until June 2019, he served as the CEO of DaVita Kidney Care. Since joining the Company in 1998, Mr. Rodriguez has served in a number of different capacities. From February 2012 to March 2014, he served as our President. From April 2006 through February 2012, he served as our Senior Vice President. Before that, from 2000 to 2006 he served as a Vice President of Operations and Payor Contracting. Mr. Rodriguez joined the Company in 1998 as a Director of Value Management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as Director of Operations for CBS Marketing Inc. in Mexico City. Since June 2020, Mr. Rodriguez has been a member of the Board of Directors of Gilead Sciences, Inc., a research-based pharmaceutical company. Mr. Rodriguez provides extensive knowledge of our industry, business, regulatory environment and operations as well as significant executive leadership and management experience.

President, Chief Executive Officer and Chairman of the Board, Labcorp
Independent Director Since: 2022

Committee Service: Audit Committee; Compliance and Quality Committee

Other Public Company Boards:
–Labcorp (NYSE: LH)

Adam H. Schechter, 58, has served as Chairman of the Board of Labcorp, a leading global life sciences company, since May 2020, as a director of Labcorp since April 2013, and President and Chief Executive Officer since November 2019. Mr. Schechter previously served as special advisor to the CEO of Merck & Co., Inc. (“Merck”), a multinational pharmaceutical company, from January 2019 to July 2019. From 2010 to 2018, Mr. Schechter was an Executive Vice President of Merck, where he was a member of Merck’s executive committee, pharmaceutical and vaccines operating committee, and President of Merck’s Global Human Health Division, which included Merck’s worldwide pharmaceutical and vaccine businesses. Prior to becoming President, Global Human Health, Mr. Schechter served as President, Global Pharmaceutical Business of Merck from 2007 to 2010. In 2022, Mr. Schechter earned the CERT Certificate in Cybersecurity Oversight. Mr. Schechter brings to the Board extensive knowledge of the healthcare industry, operations and regulatory environment, significant executive leadership and management experience. In addition, his CERT Certificate in Cybersecurity Oversight strengthens this valuable expertise of the Board.

Notice of 2023 Annual Meeting and Proxy Statement	4

Advisory Partner, Bain & Company, Inc.

Independent Director Since: 2016

Committee Service: Nominating and Governance Committee, Chair; Compliance and Quality Committee

Other Public Company Boards:
–Bristol-Myers Squibb Company (NYSE: BMY)

Phyllis R. Yale, 65, has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a Partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and since November 2019 has served as a member of the Board of Directors of Bristol-Myers Squibb Company, a global biopharmaceutical company, and since 2014 has served as a member of the Board of Directors of Blue Cross Blue Shield of Massachusetts ("BCBS MA"). Ms. Yale previously served as Chair of the BCBS MA Board of Directors from 2014 to 2019 and Chair of the Board of Directors of Kindred Healthcare, Inc. from 2010 to 2018. Ms. Yale has a deep knowledge base in the U.S. healthcare sector and has experience in many aspects of the healthcare industry, including corporate strategies, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the
named director nominees.

Corporate Governance Highlights
The Board believes that a strong corporate governance program supports long-term stockholder interests. The Board monitors evolving governance standards and regularly seeks stockholder feedback on many of these topics. Some key features of the Company’s corporate governance program include:

✓
Annual election of all directors and ongoing commitment to Board refreshment. The Company's Corporate Governance Guidelines require that the Board maintain an average tenure for all independent directors of no more than 12 years. Our Board appointed two new members to the Board in 2022, each providing expertise and background in the healthcare industry.

✓
Proxy access. Our Bylaws permit qualifying stockholders or groups of qualifying stockholders who have continuously owned at least 3% of the Company’s common stock ("Common Stock") for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances.

✓
Robust year-round stockholder engagement, including regular engagement with independent directors. We maintain a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing, meaningful dialogue on topics including Board refreshment and other corporate governance topics, executive compensation and social responsibility matters, as well as other items of interest to our stockholders. Since our 2022 Annual Meeting of Stockholders, management (and in some cases, certain independent members of the Board) reached out to stockholders representing approximately 80% of the Company's outstanding shares and met with stockholders representing approximately 60% of the Company's outstanding shares.[1]

✓	Stockholder right to call special meetings of stockholders at 10% ownership threshold.
✓	No stockholder rights plan/poison pill.
✓	Robust Code of Conduct. DaVita is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct.
✓
Independent non-executive chair. Pamela Arway has served as the Company’s independent Board Chair since June 1, 2020, putting DaVita among 14% of S&P 500 companies with a female, independent director serving in such a role.[2]

✓	Independent advisors. Each Board Committee has the authority to retain independent advisors.
✓	Majority vote standard in uncontested elections.

✓	Robust stock ownership guidelines for senior executives and directors that link the interests of management and the Board with those of stockholders.
✓
Commitment to corporate social responsibility practices. The Nominating and Governance Committee oversees DaVita’s activities, policies and programs related to corporate environmental and social responsibility. Our management ESG Steering Committee is responsible for aligning ESG strategy across the Company, and reports to the Nominating and Governance Committee on a regular basis as well as to the full Board at least annually.

✓
Significant risk oversight practices. The Board regularly receives reports from each of its Committees, which provide detail on risk management issues and management's response. The Board regularly discusses the risk exposures, if any, involved in the reports and recommendations of the Committees, as necessary.

✓
Robust Board oversight over the Company's political and lobbying expenditures and related public reporting. In 2022, the Company further enhanced its disclosure of political and lobbying expenditures in its semi-annual disclosure reports. The Company's semi-annual reports now include itemized lists of the non-deductible portion of dues and payments to trade associations where total payments made in the preceding twelve months equal or exceed $50,000 and itemized tabular disclosure of contributions to certain political parties, candidates and political committees.

1 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2022.
2 2022 Spencer Stuart U.S. Board Index

Notice of 2023 Annual Meeting and Proxy Statement	6

33% of director nominees added in last 3 years	~99% average overall attendance by incumbent directors at Board and Committee meetings in 2022	27 total Board and Committee meetings in 2022	8 out of 9 director nominees are independent*

*Under NYSE Independence Standards; as of [_______], 2023

Selection of Directors
The Nominating and Governance Committee, in coordination with the Board, identifies, evaluates and recommends candidates to fill Board vacancies or to stand for election or re-election to the Board by the Company’s stockholders. The Nominating and Governance Committee considers a number of factors, and assesses the overall mix of qualifications, individual characteristics, experience level, and diverse perspectives and skills that are beneficial to our Company. The Nominating and Governance Committee also seeks to ensure an appropriate mix of tenures of the directors, taking into account the benefits of having longer-tenured directors in providing valuable historical knowledge and greater Board stability and ensuring continuity, as well as the benefits of having newer directors who can provide fresh perspectives and viewpoints. Management and independent members of the Board, as part of the Company's year-round engagement program, regularly seek input from stockholders regarding the Board's mix of skills, experience, expertise and tenure to further support Board refreshment and the Board's independent oversight of the Company.
Board Diversity
Our Board values diversity, taking into consideration not only racial, ethnic and gender diversity, but also the mix of tenure, experience levels and types of experience, including both industry and subject matter expertise. We believe that a Board that collectively reflects a diversity of background, thought and experience enhances the Board's effectiveness.

The Board has codified a formal Board diversity policy (“Diversity Policy”) within the Company’s Corporate Governance Guidelines that supports its endeavors to maintain a diverse Board representing a range of experiences in areas that are relevant to the Company’s strategy and business. Consistent with the Diversity Policy, and in conjunction with the Board selection and nomination process, the Nominating and Governance Committee considers the overall mix of qualifications, individual characteristics, experience levels, types of experience, including both industry and subject matter expertise, and diversity of gender, race and ethnicity, nationality, country of origin or cultural background as well as perspectives and skills that it believes would be most beneficial to the Company. Pursuant to the Company's Corporate Governance Guidelines, if, at any point, the combined gender and ethnic/racial diversity of the Board falls below 50%, then at least two of the director nominee candidates considered by the Nominating and Governance Committee to fill any newly-created director position or director vacancy shall be members of an under-represented group.

The Nominating and Governance Committee assesses the effectiveness of the Diversity Policy annually by, among other things, evaluating the diversity of the candidates presented as a percentage of the total candidates presented, as well as whether an open Board position is in fact filled by a diverse candidate.

Independent, Female Board Chair	Three Out of Four of Our Current Committee Chairs are Diverse*
Pamela Arway Independent Board Chair	Barbara Desoer Chair, Compensation Committee	Paul Diaz** Chair, Compliance & Quality Committee	Jason M. Hollar Chair, Audit Committee	Phyllis Yale Chair, Nominating & Governance Committee

*As of [_______], 2023
** Effective as of the Annual Meeting date, Mr. Diaz will step down as a director and as the Chair and a member of the Compliance and Quality Committee. Dr. Gregory Moore will assume the role of Compliance and Quality Committee Chair effective as of the Annual Meeting date, subject to his re-election at the Annual Meeting.

The slate of director nominees includes three female directors and one Hispanic director, making 44% of our director nominees diverse based on gender and/or race/ethnicity.

*Director Nominees Diversity and Tenure calculations are as of [_______], 2023.
Stockholder Director Recommendations
The Nominating and Governance Committee will consider director candidates recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such candidates at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The Nominating and Governance Committee will evaluate candidates based on the same criteria described above, regardless of whether the candidate was recommended by the Company or a stockholder.
Director Nominees Skills
We believe that our director nominees collectively possess a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction. The following skills matrix summarizes some of the key skills and experience represented by the director nominees as of [_______], 2023. The details of each director nominee's competencies are included in each director's profile under the section titled "— Biographies of our Director Nominees."

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DIRECTOR NOMINEE SKILLS MATRIX
SKILLS AND EXPERIENCE	Arway	Berg	Desoer	Hollar	Moore	Nehra	Rodriguez	Schechter	Yale
Strategic Initiatives / M&A	☑	☑		☑	☑	☑	☑	☑	☑	8
Risk Management	☑	☑	☑	☑			☑	☑	☑	7
Finance / Capital Allocation / Accounting	☑	☑	☑	☑		☑	☑	☑		7
Tech / Digital Transformation / Cybersecurity			☑		☑			☑		3
Gov't / Regulatory / Public Policy		☑	☑				☑	☑	☑	5
Public Co. CEO				☑			☑	☑		3
Human Capital Mgmt / Compensation	☑	☑	☑	☑	☑	☑	☑	☑		8
Healthcare Provider / Payor / Investing / VC		☑		☑	☑	☑	☑	☑	☑	7
Public Co. Corporate Governance	☑	☑	☑	☑	☑	☑	☑	☑	☑	9

Annual Board and Committee Evaluations
The Board is committed to continuous improvement and annual self-evaluations are an important tool to that end. Our Board and Committee evaluation process includes both written questionnaires and live interviews with directors on a rotating cycle, an overview of which is set forth below.

Rotating cycle with anonymous written evaluations each year and live interviews with each director every other year, which includes individual director evaluations.

Process is overseen by the Nominating and Governance Committee.

Directors provide feedback regarding performance and effectiveness of the Board and its Committees, the Chair and, every other year, individual director performance.
The Board reviews the results of these evaluations in executive session. The Chair of the Board speaks with each director for one-on-one discussion, as appropriate.

Follow-up items are addressed at subsequent Board or Committee meetings, as appropriate, and Committee actions are reported back to the full Board.

The Nominating and Governance Committee considers the effectiveness of the self-evaluation process on an annual basis.

Director Independence
Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE Independence Standards. In addition, the Company's Corporate Governance Guidelines require that at least two-thirds of the members of the Board satisfy the NYSE Independence Standards and certain additional independence standards discussed in detail below and included in the Company's Corporate Governance Guidelines (the "Additional Independence Standards").

Under our Additional Independence Standards, a director is deemed not independent if (i) within the last four calendar years, (a) the director was an employee of the Company or one of its wholly-owned subsidiaries or (b) an immediate family member of the director was an executive officer of the Company, (ii) the director, during the current calendar year or any of the three immediately preceding years, has been paid by the Company more than $120,000 in compensation for services, other than for services rendered as a director, or (iii) the director is employed as an executive officer of another public company on whose board of directors any of the Company’s current executive officers serve.
The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis, as needed, to consider changes in employment, relationships and other factors. The Board evaluates the nature of any executive officer’s or director’s personal investment interest in director-affiliated

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Corporate Governance
entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director-affiliated entities, any special arrangements or relationships between the parties that would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.
The Board has determined that all of the director nominees, other than Mr. Rodriguez, as well as each other individual who served as a director at any time during 2022, are independent under the NYSE Independence Standards and under our Additional Independence Standards.
In making its determination, the Board considered Mr. Berg's prior employment with the Company from November 1, 2016 through December 15, 2017, as well as his receipt in 2019 of a one-time cash payment upon the closing of the sale of the Company's DMG business (the "DMG Payment"), both of which occurred more than three years ago. The Board also considered the Company's commercial relationship with Cigna, where Mr. Berg serves as Senior Advisor. After consideration of all relevant factors, including, among other things, that the Company's business with Cigna was conducted in the ordinary course pursuant to arms length negotiations that did not involve Mr. Berg and that the Company's relationship with Cigna predated Mr. Berg's employment with Cigna, the Board determined that none of Mr. Berg's prior employment with Company, the DMG Payment, or the Company’s commercial relationship with Cigna presented a conflict of interest, nor did they compromise the independence of Mr. Berg.
In addition, the Board considered the Company’s commercial relationship with Cardinal, where Mr. Hollar serves as Chief Executive Officer and director, and the Company's commercial relationship with Labcorp, where Mr. Schechter serves as President, Chief Executive Officer and Chairman of the Board. After consideration of all relevant factors, including, among other things, that the Company's business with Cardinal and Labcorp was each conducted in the ordinary course pursuant to arms length negotiations that did not involve Messrs. Hollar and Schechter, respectively, and that the Company's relationship with each of Cardinal and Labcorp predated Messrs. Hollar's and Schechter's respective consideration for service on the Board, the Board determined that the Company’s commercial relationships with each of Cardinal and Labcorp did not present a conflict of interest and did not compromise the respective independence of Messrs. Hollar and Schechter.
Mr. Rodriguez is not deemed independent under the NYSE Independence Standards or the Additional Independence Standards because he is employed as the Company's CEO.
Change in Status
Our Corporate Governance Guidelines require the Board to evaluate the appropriateness of a director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board. In such event, the Corporate Governance Guidelines provide that the impacted director shall promptly tender his or her offer of resignation to the Board Chair for consideration by the other members of the Board. The members of the Board, excluding the impacted director, will determine whether such director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. The determination of whether a change in status has occurred is in the sole discretion of the Board. In addition, the Corporate Governance Guidelines provide that prior to accepting an invitation to serve on the board of directors of another public company or other significant commitments involving affiliation with other for-profit businesses, non-profit entities or governmental units, a director should advise the Corporate Secretary or the Board Chair so that the remaining members of the Board may evaluate any potential conflicts of interest.

Leadership Structure and Meetings of Independent Directors
Pamela M. Arway, an independent director and member of the Board since May 2009, has served as the independent Board Chair since June 2020. The Board believes that Ms. Arway’s breadth of experience and depth of knowledge gained during her career and her tenure on our Board are highly beneficial to the Board Chair role.
As the Board Chair, Ms. Arway:
–Serves as the liaison between management and the independent directors
–Approves meeting agendas and schedules for the Board.
–Presides at all meetings of the Board, including executive sessions of independent directors.
–Facilitates discussions outside of scheduled Board meetings among the independent directors on key issues, as appropriate
–May call meetings of the Board and the independent directors and, if requested by major stockholders, makes herself available for consultation and direct communication with them, as appropriate
–Oversees the function of our Board Committees, each of which has an independent Chair
The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and facilitates an objective evaluation of management’s performance relative to compensation. The independent directors evaluate the Board’s leadership structure, typically on an annual basis.

Succession Planning
Management
The Board oversees management succession planning and the development of executive talent. The Board believes that management succession planning should be done in consultation with the CEO and that the full Board should have oversight of the succession planning process.
As part of this process, the CEO provides the Board with recommendations for potential successors for the position of CEO and other key senior management positions, and reviews development plans for such candidates with the Board. The Board engages directly with potential successor candidates and regularly reviews short- and long-term as well as emergency succession plans for the CEO and other senior management positions.
Board
The Board also regularly considers its own composition, succession plans and refreshment efforts as part of the annual Board evaluation process described above. When considering director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, stockholder feedback and the current and expected needs of the Board and the Company in light of the overall composition of the Board towards achieving a balance of the skills, experience, diversity and tenure that are viewed to be essential to the Board’s oversight role.
Our Corporate Governance Guidelines include a mandatory retirement age whereby a director who has reached the age of 75 shall not be nominated for re-election to our Board at the next Annual Meeting of Stockholders; however, the Nominating and Governance Committee may recommend, and the Board may approve, the nomination for re-election of a director at or after the age of 75, if, in light of all the circumstances, the Board determines it to be in the best interests of the Company and its stockholders. The Company’s Corporate Governance Guidelines also support Board refreshment, and require that the average tenure of independent directors, as determined in accordance with the NYSE Independence Standards, shall be no longer than 12 years.

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Corporate Governance

Environmental, Social and Governance Approach
We strive to be a community first and a company second, which is underscored by our deep rooted commitment to our ESG practices and our Trilogy of Care - Caring for Our Patients, Caring for Each Other and Caring for Our World. Our ESG focus areas include how we care for our patients; how we support our teammates to grow and thrive in a workplace where everyone belongs; and how we engage with our local communities and promote environmental stewardship.
ESG Governance: The Nominating and Governance Committee oversees DaVita’s activities, policies and programs related to corporate, environmental and social responsibility. Our management ESG Steering Committee regularly reports to the Nominating and Governance Committee and also gives the full Board an ESG report on no less than an annual basis. Management periodically reports to the Audit Committee on the process for ESG-related public reporting, including reporting controls.
ESG Issues and Stakeholder Engagement: Based on feedback from key stakeholders and the metrics recommended by the Sustainability Accounting Standards Board ("SASB") for healthcare service providers, we have identified our key ESG issues and five focus areas:

–Quality of Care –Patient Experience –Patient Education –Health Equity	–Diversity & Belonging –Teammate Development –The DaVita Way	–Carbon Emissions Reduction –Water & Waste Reduction	–Charitable Giving –Volunteerism	–Compliance, Ethics & Governance –Data Privacy –Supply Chain
2025 ESG Goals: In 2021, we announced our goals in each of our five ESG focus areas for 2025, many of which are aspirational. The goals represent our ongoing commitment to meaningfully advance corporate citizenship initiatives. In the process of setting these goals, we worked with key stakeholders across the Company to determine objective metrics, leveraging external reporting frameworks, such as SASB, and science-based goals when possible. While we recognize that it may be difficult to achieve some of these goals during the aspirational timeframe, we believe there is value in striving for these goals. Updates on our progress against these goals are available on our Community Care website at www.davitacommunitycare.com.

External Recognition in 2022
–Dow Jones Sustainability Index: DaVita was recognized by the Dow Jones Sustainability World Index for its corporate responsibility initiatives and performance in regards to ESG practices. DaVita's score was in the top 6% in the Health Care Providers and Services category.
–CDP: DaVita discloses its Climate Change and Water Security impact(s) through CDP, a global non-profit that runs the world's leading environmental disclosure platform. DaVita's climate change score of "B" is above average for the healthcare services industry and for all sectors.
–Management Leadership for Tomorrow’s (MLT) Black Equity at Work Certification: This annual distinction recognizes not only participating organizations’ goals to promote diversity, equity and belonging but also their accountability and commitment to creating measurable impact.
–The Sustainability Yearbook: DaVita is listed in the 2023 Sustainability Yearbook, which considered over 7,800 companies assessed in the 2022 Corporate Sustainability Assessment. DaVita was recognized in the category of Top 10% S&P Global ESG Score for the year ended December, 31, 2022.

2022 ESG Achievements

–7,800+ DaVita patients received a kidney transplant
–Peritoneal dialysis (PD) and home hemodialysis (HHD) patients increasingly used connected cyclers and DaVita's patented technology, DaVita Care Connect®, enabling more convenient access to home treatment data and two-way communication with their care team

–We largely see similar outcomes across race in core clinical metrics such as hospitalizations, readmissions and infection rates in our U.S. outpatient dialysis centers
–33,600+ people participated in a Kidney Smart class, our kidney disease education program

–38,000+ teammates are a part of DaVita's new career pathways program, Clinical Ladders
–Our overall U.S. teammate population is comprised of 78% women and 56% people of color as of December 31, 2022
–1,450+ teammates were pursuing or received their nursing degree, funded by DaVita, as part of our Bridge to Your Dreams program
–16,000+ teammates participated in a DaVita University professional development course

–We are committed to net zero carbon emissions by 2050 as part of the White House/HHS Climate Sector Pledge
–Our virtual power purchase agreements produce enough renewable energy to power 100% of our U.S. operations
–We designed and built our first net zero dialysis clinic, powered by solar energy
–382 clinics received energy efficient LED lighting upgrades

–The American Diabetes Association, along with DaVita, launched an interactive digital experience aimed at helping those living with diabetes prevent and manage kidney disease
–$1.4 million grant awarded to the Food is Medicine Coalition by the DaVita Giving Foundation to provide medically tailored meals to people with food insecurity and medical nutrition needs, including individuals living with end stage kidney disease

–We are one of 14% of companies in the S&P 500 to have a woman serving as the independent Board Chair,[1] and 75% of our Board Committees are currently led by women or people of color as of [_______], 2023.

–99.9% of U.S. teammates and directors completed annual compliance training in 2022
Our 2022 Community Care ESG report will be available this spring at www.davitacommunitycare.com.
1 2022 Spencer Stuart U.S. Board Index

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Corporate Governance
Ongoing Stockholder Outreach

The Company values its stockholders and their perspectives, and we regularly engage with our investors on a variety of topics. In particular, our ESG, corporate governance, Board composition, political spending disclosures, and executive compensation practices are each informed by ongoing dialogue with our stockholders. Our Board and management take a long-term view toward stockholder engagement, and as a result, we have maintained a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing engagement.
Our Year-Round Stockholder Engagement Program

JULY - SEPTEMBER	OCTOBER - JANUARY
–Review and summarize feedback from prior annual stockholder meeting and determine next steps. –Prioritize post-annual meeting investor engagement focus areas.
–Conduct meetings with our largest stockholders to inform reviews of our corporate governance, executive compensation and corporate responsibility and sustainability initiatives.

–Share feedback with members of the Board for discussion and consideration.

MAY - JUNE	FEBRUARY - APRIL
–Ahead of annual stockholder meeting, conduct engagement with investors to answer any questions and obtain stockholder feedback on proxy matters. –Conduct annual stockholder meeting.	–Consider feedback from engagement in designing executive compensation program, annual meeting planning and enhancing ESG practices and disclosures.
2022 - 2023 Stockholder Engagement
Following our 2022 Annual Meeting of Stockholders, we continued with our robust year-round engagement efforts to solicit feedback from stockholders. Among other things, we discussed ongoing Board refreshment, including the Board's mix of skills, experience, expertise and tenure, Board and Committee composition, our executive compensation program, key corporate governance related matters, corporate social responsibility and sustainability initiatives, and the Company's political spending disclosures. The meetings included some combination of our independent Board Chair, Pamela Arway; Chair of the Compensation Committee, Barbara Desoer; Chief Legal and Public Affairs Officer ("CLO"); Group Vice President, Investor Relations and Capital Markets; Corporate Secretary; Group Vice President, Compensation; Chief Compliance Officer ("CCO"); and ESG Director. Since our 2022 Annual Meeting of Stockholders, we have reached out to stockholders representing approximately 80% of shares of Common Stock outstanding. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. We had individual calls with stockholders representing approximately 60% of shares of Common Stock outstanding. Mses. Arway and Desoer participated in calls with stockholders representing approximately 13% of our shares of Common Stock outstanding.1
1 Calculations relating to all stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2022.

Key Items Discussed With Stockholders in 2022-2023

Corporate Governance	Executive Compensation	Corporate Responsibility
Board Diversity	Pay-for-Performance	Environmental Sustainability Programs and Reporting
Board Skills, Tenure and Refreshment and Committee Composition	Pay vs. Performance Disclosures	Political Spending Disclosures
Board Leadership and Succession Planning	CEO Compensation and Executive Compensation Program Design	Workforce Development and Diversity and Belonging

Communications with the Board
Any interested party who desires to contact the Board Chair may do so by sending an email to independentchair@davita.com. In addition, any interested party who desires to contact the Board or any member(s) of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member(s) unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders Attendance
We do not have a policy requiring that directors attend the Annual Meeting of Stockholders. Our CEO and director, Mr. Rodriguez, was in attendance at the 2022 Annual Meeting of Stockholders, which was held virtually.

Information Regarding the Board and its Committees
The Board has established the following standing Committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Compliance and Quality Committee. As required by the NYSE listing standards and U.S. Securities and Exchange Commission ("SEC") rules, all members of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee are independent in accordance with the NYSE Independence Standards. All members of our Compliance and Quality Committee are also independent in accordance with the NYSE Independence Standards.

The Board met seven times during 2022. On average, our incumbent directors attended approximately 99% of all meetings of the Board and Board Committees on which they served, and all of our incumbent directors attended at least 75% of the total meetings of the Board and Board Committees on which they served that were held during the time they were a director in 2022.

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Corporate Governance

Committees of the Board
The following sets forth our current Board Committees and membership, and describes certain key functions of each committee of our Board. The charter for each of our committees is available on the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Principal Functions of the Committee
AUDIT COMMITTEE Jason M. Hollar, Chair* Barbara J. Desoer John M. Nehra* Adam H. Schechter Meetings in 2022: 8
–Monitors and oversees the quality and integrity of our consolidated financial statements and related footnotes and other related disclosures
–Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as the performance of our internal audit function
–Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services, including related fees, audit-related services, and all other services in accordance with our pre-approval policy and rules and regulations promulgated by the SEC
–Together with the Compliance and Quality Committee, assists the Board with oversight of compliance with legal and regulatory requirements
–Oversees the effectiveness of our disclosure controls and procedures and compliance with ethical standards
–Oversees our policies and programs with respect to enterprise risk assessment and enterprise risk management, including the risks related to privacy and data security (including, for the avoidance of doubt, cybersecurity)
–Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board
–Prepares the Audit Committee report required to be included in our Annual Report on Form 10-K or Proxy Statement
–Considers related party transactions for approval or ratification, or recommends such approval or ratification by the disinterested members of the Board
–Periodically reviews and discusses with management the Company’s emergency preparedness and disaster recovery plans and capabilities

All members of the Audit Committee are (a) “independent” under the NYSE Independence Standards and the NYSE’s heightened independence requirements for audit committee members and (b) “financially literate” under the listing standards of the NYSE. Each of Mr. Nehra and Mr. Hollar qualifies as an “audit committee financial expert” within the meaning of SEC rules.

NOMINATING & GOVERNANCE COMMITTEE Phyllis R. Yale, Chair Pamela M. Arway Gregory M. Moore, M.D., Ph.D. John M. Nehra Meetings in 2022: 4
–Oversees the composition, structure, operation and evaluation of the Board and its committees
–Oversees the process for evaluating the independence, contribution and effectiveness of incumbent Board members
–Oversees procedures for stockholders and other interested parties to communicate with the Board
–Reviews and makes recommendations to the Board about our governance principles and policies, and monitors compliance with adopted principles and policies
–In coordination with the Board, identifies, evaluates and recommends candidates for nomination, appointment or election to the Board and candidates to fill Board vacancies
–Makes recommendations to the Board regarding the membership and chairs of the committees of the Board
–Reviews the Company’s activities, policies and programs related to environmental, sustainability and governance matters, including corporate environmental and social responsibility matters, with such review to include, among other things, considering the impact of such activities, policies and programs on the Company, its teammates and the communities in which it operates and the Company’s progress related to such activities, policies and programs
–Oversees continuing education of the Board and orientation of new Board members to the Company and its business

All members of the Nominating and Governance Committee are “independent” under the NYSE Independence Standards.

*Effective as of March 13, 2023, Mr. Hollar assumed the role of Audit Committee Chair. Mr. Nehra served as Audit Committee Chair from June 9, 2022 until March 13, 2023.

Principal Functions of the Committee
COMPENSATION COMMITTEE Barbara J. Desoer, Chair Pamela M. Arway Paul J. Diaz* John M. Nehra Meetings in 2022: 6
–Establishes an executive compensation philosophy that is aligned with the Company's long-term interests and those of our stockholders
–Reviews the results of advisory stockholder votes and other stockholder feedback on our executive compensation program and considers whether to make adjustments to our executive compensation policies and practices as a result
–Evaluates and approves compensation plans, programs and policies related to our executive officers
–Annually reviews and approves the goals and objectives and summary performance of our executive officers other than the CEO, and makes compensation decisions that are aligned with the performance of each executive officer
–Annually reviews and approves the annual and long-term corporate goals and objectives applicable to compensation for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves, subject to approval by the independent members of the Board, all elements of our CEO’s total compensation based on this evaluation
–Oversees the administration by the Board of our equity or other incentive award plans, including the stock ownership requirements applicable to our CEO, senior executives and directors
–Oversees the administration by the Board of our non-employee director compensation program to ensure that the Board is compensated in a competitive and fair manner, and that such compensation is aligned with the long-term interests of our stockholders
–Reviews and discusses with management our annual Compensation Discussion and Analysis disclosures to determine whether to recommend to the Board that it be included in our Annual Report on Form 10-K and Proxy Statement
–Has sole authority and discretion to retain or replace its independent compensation consultant, legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors
–Oversees our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters
–Reviews, as appropriate, feedback on the Company’s executive compensation program received through the Company’s stockholder outreach program and the results of any advisory stockholder votes on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such feedback or voting results
–Oversees the Company's assessment of risk related to the Company's compensation plans, programs and policies
–In coordination with the Board, and as a supplement to the Board’s oversight, periodically discusses reports from management regarding the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function
–May form and delegate any responsibilities, including those described above, to a subcommittee of one or more members
All members of the Compensation Committee are (a) "independent" under the NYSE Independence Standards and the NYSE’s heightened independence requirements for compensation committee members and (b) “nonemployee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

COMPLIANCE & QUALITY COMMITTEE Paul J. Diaz, Chair* Charles G. Berg Gregory J. Moore, M.D., Ph.D.* Adam H. Schechter Phyllis R. Yale Meetings in 2022: 4
–Reviews and oversees compliance with applicable healthcare laws, regulations, and guidance governing the conduct of dialysis providers, including federal healthcare regulatory program requirements
–Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews healthcare regulatory compliance risk, and reviews the steps management is taking to monitor, control and report these risk exposures
–Together with the Audit Committee, assists the Board with oversight of enterprise risk management and healthcare, legal, regulatory, and anti-corruption compliance
–Has primary responsibility for oversight of healthcare regulatory compliance requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board
–Meets regularly in executive sessions with our CCO to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter
–Assists the Board with the general oversight of the Company’s patient safety and clinical quality of care programs and monitors the Company’s performance in this regard
–Reviews clinical quality, safety and clinical services metrics and priorities
–Reviews processes relating to scientific, clinical and regulatory quality performance benchmarks
–Meets regularly in executive session with the Chief Medical Officer to discuss, among other things, the clinical quality of care program and to receive an update on quality activities initiated or completed during the quarter
–Remains informed regarding investigations of any complaints that raise material and substantiated concerns we are not complying with applicable laws or regulations related to healthcare program requirements, anti-corruption or patient safety
All members of the Compliance and Quality Committee are “independent” under the NYSE Independence Standards.

*Effective as of the Annual Meeting date, Mr. Diaz will step down as a director, as a member of the Compensation Committee and as the Chair and a member of the Compliance and Quality Committee. Dr. Gregory Moore will assume the role of Compliance and Quality Committee Chair effective as of the Annual Meeting date, subject to his re-election at the Annual Meeting.

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Corporate Governance

Risk Oversight

Our Board oversees our enterprise-wide approach to risk management with a fundamental belief that the key components of risk management are:
–Identifying potential risks that we face,
–Assessing the likelihood and potential impact of the risks,
–Adopting strategies and controls designed to manage the risks to be within an acceptable level,
–Reporting on a regular basis regarding the assessment and management of the risks, and
–Monitoring these potential risks on a regular basis.

Monitor
Identify
Risk Oversight
Assess
Report
Manage

Our Enterprise Risk Management ("ERM") team leads this risk management process, and evaluates risks to the enterprise on short, intermediate and long-term bases. Our ERM team reports to our ERM Committee, a group comprised of members of senior management who meet on a regular basis to oversee the performance of these risk management functions. We assess risks using a probability-magnitude lens, with shorter and intermediate term risks generally given greater weight. We prioritize mitigating activities on shorter and intermediate term risks, but also use risk analyses and oversight to proactively incorporate mitigating activities into our long-term strategy. The ERM process extends to a Company-wide effort designed to identify, assess, manage, report and monitor enterprise risks and risk areas. This effort includes the Company's Enterprise Risk Services ("Internal Audit"), Sarbanes-Oxley, Compliance Audit and legal teams, among others.
In addition, the Company regularly retains outside advisors to advise on a range of strategic purposes, including for cybersecurity and privacy readiness assessments, quality assessment reviews, and compliance program evaluations, among other things.
As part of the ERM process:
–Key leaders across the enterprise are interviewed to identify potential risks and assist with the monitoring of those identified risks;
–The Audit Committee, which is comprised of independent directors, oversees the Company's ERM program, and the Audit Committee and the Board each receive and discuss ERM reports on a regular basis, with the Audit Committee receiving ERM reports quarterly and the full Board receiving such reports no less than annually;
–The Compliance and Quality Committee, which is comprised of independent directors, oversees the Company's processes to identify and seek to mitigate clinical, legal, and compliance enterprise risks; and
–The Audit Committee and Compliance and Quality Committee each meet regularly with our CLO and CCO in connection with fulfilling these responsibilities.
The ERM process is incorporated into our disclosure controls and procedures. Representatives of each of our ERM, Internal Audit and Compliance Audit teams sit on the Company’s management Disclosure Committee, which is responsible for, among other things, the design and establishment of disclosure controls and procedures to help ensure the accuracy and completeness of corporate disclosure. The aforementioned interviews with key leaders across the enterprise are administered by the Disclosure Committee on a quarterly basis.
Privacy, Data and Cybersecurity
With respect to assessing privacy, data and cybersecurity risks, the Company adopts a hybrid approach that primarily aligns with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework while also evaluating against certain elements of the ISO 27001 and 27005 standards that management believes provide additional levels of guidance or structure. We regularly evaluate the Company’s cybersecurity and privacy processes and procedures, both through regular audits by our Internal Audit and Compliance Audit teams, as well as regular retention of outside advisors. Among other things, in recent years we have conducted an external third party audit at least every two years that evaluates the readiness of the entire Company through the NIST Cybersecurity Framework and provides an assessment that measures Capability Maturity Model Integration levels.
As part of their oversight responsibilities, the Audit Committee and the Compliance and Quality Committee monitor privacy, data and cyber security as specific risk areas. Mr. Schechter, a member of the Audit Committee and the Compliance and Quality Committee, holds a CERT Certificate in Cybersecurity Oversight. As part of that oversight function:
–The Audit Committee reviews and discusses privacy, data and cybersecurity risk exposures with management, and generally receives reports on these risks from the ERM team and the Chief Information Officer ("CIO") or their respective designees on a quarterly basis, and from the COO, DaVita Kidney Care or his or her designee on a periodic basis;
–These reports to the Audit Committee include reports on external and internal audits of information security matters, which are conducted regularly;
–The Company’s Privacy Office creates, updates and implements policies and procedures that are designed to comply with privacy laws and requirements in the countries in which we do business;
–The Privacy Office, with the assistance of Internal Audit and the CIO, also assesses the nature and severity of privacy risks within DaVita and takes steps to help mitigate such risks;
–The Chief Privacy Officer, or the CLO, periodically updates the Audit Committee on the status of the privacy program;
–Internal Audit provides copies of the results of any privacy, data or cybersecurity audits to the Audit Committee, and reports to the Audit Committee on these results as appropriate;
–The Company incorporates privacy, data and cybersecurity topics into its annual compliance training materials that are required for all teammates and new hires; and
–On an annual basis, the Board delegates oversight of the negotiation of the Company’s cybersecurity insurance policy to the chair of the Audit Committee, and the Company currently has a cybersecurity risk insurance policy in place that provides certain coverage for, among other things, cybersecurity breaches.

Notice of 2023 Annual Meeting and Proxy Statement	20

Corporate Governance
In addition, the Committees of the Board are structured to oversee other specific risks, as follows:

BOARD
The Board regularly receives reports from each of its Committees, which provide detail on risk management issues and management's response. The Board discusses the risk exposures, if any, involved in the reports or recommendations of the Committees, as necessary. Additionally, the Board oversees the Company’s Policy Related to Political and Lobbying Expenditures, its public policy priorities and advocacy efforts, and the assessment of any potential risks related to the Company’s political spending.

COMPENSATION COMMITTEE
Oversees our compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below. In coordination with the Board, and as a supplement to the Board’s oversight, the Compensation Committee also helps oversee human capital management, including the Company’s policies and strategies relating to recruiting, retention, career development and progression, teammate engagement, diversity, belonging, employment practices and culture.

COMPLIANCE & QUALITY COMMITTEE
Oversees non-financial compliance risk, including that associated with healthcare and anti-corruption-related requirements.

Oversees the Company's compliance programs inclusive of its policies and procedures, training / education, auditing and monitoring, responses to detected deficiencies, enforcement of disciplinary standards and overall culture of compliance.

Oversees development and implementation of practices, policies and procedures designed to optimize quality and safety of care.

AUDIT COMMITTEE
Oversees the financial reporting process, the system of internal control over financial reporting, the audit process and, in coordination with the Compliance and Quality Committee, the Company's process for monitoring compliance with laws and regulations.

Receives reports at each regular meeting from (i) our external auditor on the status of audit activities and findings; (ii) the executive responsible for internal audit (who reports to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings; and (iii) our CLO on matters related to compliance with laws and regulations.

The ERM Committee provides regular reports to the Audit Committee. The ESG Steering Committee provides the Audit Committee with regular reports related to disclosure controls and procedures for ESG reporting.

Oversees the Company's Code of Ethics, and risks related to privacy, data and cybersecurity.

NOMINATING & GOVERNANCE COMMITTEE
Oversees the assessment of the Board's composition and structure, and each member of the Board's independence, as well as the effectiveness of our Corporate Governance Guidelines.

Reviews the Company’s activities, policies and programs related to environmental, sustainability and governance matters, including corporate environmental and social responsibility matters, with such review to include, among other things, the impact of such activities, policies and programs on the Company, its teammates and the communities in which it operates.

Non-Employee Director Share Ownership Policy
Our Share Ownership Policy for non-employee directors is designed to encourage non-employee directors to acquire and maintain a meaningful financial interest in the Company’s Common Stock over time to enhance and maintain alignment with our stockholders' interests.
Shares owned directly are included in the determination of whether established guidelines have been met. Effective as of December 15, 2022, 'in-the-money' value of shares underlying vested but unexercised equity awards are not included in this determination. The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) of not less than the lower of:
–25% of the total pretax equity award value realized by the Board member from the time the Board member becomes subject to the policy to date in excess of $100,000; or
–Five times the annual Board cash retainer which for 2022 was $80,000, or $400,000.
Directors who have not achieved their applicable Ownership Threshold are required to retain future acquired shares until the Ownership Threshold is met, subject to certain limited exceptions. As of December 31, 2022, all of our non-employee directors were in compliance with the Ownership Threshold. See the section titled “Compensation Discussion and Analysis — Share Ownership Requirements” for information regarding the share ownership policy applicable to management.

Code of Ethics and Code of Conduct
We have a Code of Ethics that applies to our CEO, CFO, Chief Accounting Officer ("CAO"), CLO and all professionals involved in the accounting and financial reporting functions. We also have a Code of Conduct that applies to all of our teammates, officers, the Board, physician partners, and third parties conducting business on behalf of the Company. The Code of Ethics and the Code of Conduct are each available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance. If the Company amends or waives the Code of Ethics or the Code of Conduct with respect to our CEO, CFO, CAO, CLO, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.

Insider Trading Policy
We have adopted an Insider Trading Policy applicable to our directors, executive officers and other teammates that prohibits the violation of the U.S. securities laws by transacting in our Common Stock, other Company securities or the securities of other companies, while in the possession of material non-public information.
Under our Insider Trading Policy, except in accordance with approved trading plans adopted pursuant to Exchange Act Rule 10b5-1, pre-clearance by our CLO is required for equity and certain benefit plan transactions entered into by our executive officers and Board members.
In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other teammates who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed. The Insider Trading Policy also permits the Company to institute additional trading blackout periods or other pre-clearance requirements as deemed appropriate.
Hedging and Pledging
The Insider Trading Policy also restricts certain other lawful conduct that may not be aligned with our stockholders’ best interest. For example, the Insider Trading Policy prohibits hedging transactions for all those subject to the policy, which includes all directors, executive officers and DaVita teammates and restricts pledging transactions by our directors, executive officers and all other teammates at the vice president level and above.

Notice of 2023 Annual Meeting and Proxy Statement	22

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of KPMG LLP are expected to attend the Annual Meeting virtually and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve for fiscal year 2023. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for the unfavorable vote and will reconsider the appointment.
The Audit Committee and the Board recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.
The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2022 and 2021 by KPMG LLP:

	2022	2021
Audit fees[1]	$4,980,316	$4,331,130
Audit-related fees[2]	$572,703	$622,311
Tax fees[3]	$2,196,097	$1,888,738
All other fees	—	—
Total	$7,749,116	$6,842,179
1Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our condensed consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.
2Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2022 and 2021 include fees for audits of our employee benefit plans, an audit of a majority-owned entity, other domestic audits not related to the consolidated financial statements and fees for due diligence services relating to potential acquisitions.
3Includes fees for professional services rendered for tax compliance totaling $2,111,992 and $1,847,161 for 2022 and 2021, respectively, with the remainder primarily for technical tax advice.

Pre-approval Policies and Procedures
Under its pre-approval policy, the Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by KPMG LLP, in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all such services in 2022 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation
As required by Section 14A of the Exchange Act, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with SEC rules, commonly referred to as a “say-on-pay" vote.
Since the first say-on-pay vote of stockholders at our 2011 Annual Meeting of Stockholders, we have held a say-on-pay vote annually. This year, in accordance with SEC rules, we will be asking stockholders to vote on a separate proposal on the frequency with which the Company should continue to hold say-on-pay votes. See the section entitled “—Proposal 4 Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation" below for more details.
We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation program is designed to align the interests of our executives with the short- and long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with strategic, operational and financial objectives that we believe support the creation of long-term stockholder value. See the section entitled "Compensation Discussion and Analysis — Overview — Our Executive Compensation Structure" below for details.
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.
For the reasons discussed above and as further described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the sections titled "Compensation Discussion and Analysis," "Executive Compensation — 2022 Summary Compensation Table" and the other related tables and disclosure).”
The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation, as they did following the 2022 Annual Meeting and each Annual Meeting of Stockholders since 2011.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this Proxy Statement.

Notice of 2023 Annual Meeting and Proxy Statement	24

Proposal 4 Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, we are asking stockholders whether future say-on-pay votes should be held every one, two or three years. We are required to hold this say-on-pay frequency vote at least once every six calendar years. When we conducted our last say-on-pay frequency vote at our 2017 Annual Meeting of Stockholders, our stockholders expressed a strong preference to conduct say-on-pay votes on an annual basis. Consistent with that preference, since that time, we have continued to hold annual say-on-pay votes. Over the past six years, the Board has not found any basis to believe that the previously-expressed stockholder preference should not continue to govern and notes that annual say-on-pay votes continue as the most prevalent market practice and are consistent with most institutional investor policies.

In addition, an annual say-on-pay vote:

–Allows us to obtain stockholder input on our executive compensation program on a regular basis, which aligns closely with our objective to seek regular engagement with our stockholders on various topics, including our executive compensation philosophy, policies and practices; and

–Provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our Proxy Statement for the Annual Meeting.

After careful consideration, for these reasons, the Board recommends that the Company should continue to hold future advisory say-on-pay votes on an annual basis.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, stockholders are being provided with four choices with respect to this proposal: a say-on-pay vote every year, every two years or every three years, or stockholders may abstain from voting on this proposal. The choice that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say-on-pay votes.

This vote is an advisory vote only, and therefore it will not bind the Company or the Board. The Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders. However, the Board and the Compensation Committee will consider the voting results, as appropriate, when adopting a policy on the frequency of future say-on-pay votes.

The Board recommends a vote for a 1 YEAR frequency of future say-on-pay votes.

Proposal 5 Amendment and Restatement of the Company’s Restated Certificate of Incorporation to Provide for the Exculpation of Officers as Permitted by Delaware Law

The State of Delaware, which is our state of incorporation, recently enacted legislation effective August 1, 2022 that enables Delaware companies to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Amended DGCL Section 102(b)(7) was adopted to address inconsistent treatment between officers and directors and help address rising litigation costs for Delaware companies. Our Restated Certificate of Incorporation currently provides for the exculpation of directors, but does not similarly include a provision that allows for the exculpation of officers, as now permitted under the DGCL. After careful consideration, our Board has unanimously approved and adopted (subject to the approval of our stockholders), and recommends that our stockholders approve, the amendment and restatement of our Restated Certificate of Incorporation to provide for the exculpation of certain officers of the Company from liability as permitted by Delaware law (the “Proposed Amendment”).

The nature of the role of officers frequently requires them to make decisions on crucial matters, and often such decisions must be made in response to time-sensitive opportunities and challenges. As a result, officers, like directors, are exposed to a substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. We believe that limiting the economic impact of this type of litigation to our Company is in the best interests of the Company and our stockholders and would empower officers to best exercise their business judgement in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Importantly, as is currently the case under our Restated Certificate of Incorporation with respect to directors, the Proposed Amendment would not limit liability of officers for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Rather, the Proposed Amendment only permits exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, and also does not permit the elimination of an officer's monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Finally, the Proposed Amendment is limited in scope and only applies to certain officers of the Company. The Board believes that the Proposed Amendment will strike the right balance between stockholders’ interest in accountability and their interest in the Company being able to mitigate the disruptive impact of litigation and continue to attract and retain talented officers to work on its behalf. Additionally, it would more closely align the protections of our officers with those protections currently afforded to our directors.

In addition, the Company expects that other companies with which it competes for officer candidates may adopt exculpation clauses that limit the personal liability of officers as now permitted by Delaware law. The Board believes that failing to adopt the Proposed Amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company as compared to serving as an officer at another company that does exculpate officers. Attracting and retaining top executive talent is key to achieving our business objectives and driving long-term stockholder value.

In light of the benefits to the Company and our stockholders outlined above, and taking into account the narrow scope, class and type of claims for which officers’ liability would be exculpated, the Board unanimously recommends that stockholders vote in favor of the Proposed Amendment.

The full text of the Amended and Restated Certificate of Incorporation is attached as Annex B.

Notice of 2023 Annual Meeting and Proxy Statement	26

Effect of Approval and Required Vote

The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares entitled to vote at the Annual Meeting is required to approve the Proposed Amendment. If our stockholders approve the Proposed Amendment, the changes described in this section will become legally effective upon the filing by the Company of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting.

The Board recommends a vote FOR approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the ownership of our Common Stock as of March 31, 2023 (except as noted) by (a) all persons known by us to own beneficially more than 5% of our Common Stock, (b) each of our directors and NEOs, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our Common Stock or any arrangement that may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc. 3555 Farnam St. Omaha, NE 68131	36,095,570	39.8%
The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	6,166,112	6.8%
BlackRock, Inc.[4] 55 East 52nd St. New York, NY 10055	4,822,086	5.3%
Directors and Executive Officers:
Javier J. Rodriguez[5]	595,643	*
Joel Ackerman[6]	143,381	*
Michael D. Staffieri[7]	220,479	*
Kathleen A. Waters[8]	92,826	*
James O. Hearty[9]	35,067	*
Pamela M. Arway	21,992	*
Charles G. Berg	23,438	*
Barbara J. Desoer[10]	15,407	*
Paul J. Diaz	15,553	*
Jason M. Hollar	1,652	*
Gregory J. Moore, M.D., Ph.D.	2,860	*
John M. Nehra[10]	76,183	*
Adam H. Schechter	739	*
Phyllis R. Yale[10]	14,419	*
All directors and executive officers as a group (15 persons)[11]	1,262,041	1.4%
*    Amount represents less than 1% of our Common Stock.
1Unless otherwise set forth in the table above, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
2Based solely on information contained in Amendment No. 9 to Schedule 13D filed with the SEC on August 3, 2022, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filings indicated that, as of August 1, 2022, Mr. Buffett and Berkshire Hathaway Inc. shared voting and dispositive power over 36,095,570 shares of the Company’s Common Stock, which included shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person. The percentage of shares beneficially owned as reported for Mr. Buffett was calculated by the Company as of March 31, 2023, using the total shares outstanding as of that date.
3Based solely upon information contained in Amendment No. 12 to Schedule 13G filed with the SEC on February 9, 2023, as of December 30, 2022, The Vanguard Group has shared voting power with respect to 81,782 shares, sole dispositive power with respect to 5,933,375 shares and shared dispositive power with respect to 232,737 shares. The percentage of shares beneficially owned as reported for The Vanguard Group was calculated by the Company as of March 31, 2023, using the total shares outstanding as of that date.

Notice of 2023 Annual Meeting and Proxy Statement	28

Security Ownership of Certain Beneficial Owners and Management
4Based solely upon information contained in Amendment No. 7 to Schedule 13G filed with the SEC on February 1, 2023, as of December 31, 2022, BlackRock, Inc., an investment advisor, has sole voting power with respect to 4,248,190 shares and sole dispositive power with respect to 4,822,086 shares. The percentage of shares beneficially owned as reported for BlackRock, Inc. was calculated by the Company as of March 31, 2023, using the total shares outstanding as of that date.
5Includes 34,847 restricted stock units and 58,780 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2023, and 221,241 shares issuable upon the exercise of Stock-Settled Appreciation Rights ("SSARs"), which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
6Includes 14,935 restricted stock units and 25,190 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2023, and 32,262 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
7Includes 39,825 restricted stock units which are scheduled to vest as of or within 60 days after March 31, 2023, and 83,734 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
8Includes 7,468 restricted stock units and 12,594 performance stock units, which are vested or scheduled to vest, in each case, as of or within 60 days after March 31, 2023, and 21,165 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
9Includes 3,485 restricted stock units and 5,877 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2023, and 13,940 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
10Includes 1,309 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.
11Includes 100,560 restricted stock units and 102,441 performance stock units, which are vested or scheduled to vest, in each case, as of or within 60 days after March 31, 2023. Also includes 376,269 shares issuable upon the exercise of SSARs, which are exercisable as of March 31, 2023, as determined based on the closing price per share of our Common Stock of $81.11 on March 31, 2023.

Information About Our Executive Officers

Information About Our Executive Officers

Javier J. Rodriguez, 52 Chief Executive Officer	Joel Ackerman, 57 Chief Financial Officer and Treasurer	Michael D. Staffieri, 49 Chief Operating Officer, DaVita Kidney Care

John D. Winstel, 52 Chief Accounting Officer	Kathleen A. Waters, 55 Chief Legal and Public Affairs Officer	James O. Hearty, 54 Chief Compliance Officer
Set forth below is a brief description of the business experience of all executive officers other than Mr. Rodriguez, who is also a director nominee and whose business experience is set forth above in the section of this Proxy Statement titled “Biographies of our Director Nominees."

Joel Ackerman became our CFO in February 2017. Effective April 2019, Mr. Ackerman was also appointed to serve as our Treasurer. Prior to joining us, Mr. Ackerman was the CEO and a member of the Board of Directors of Champions Oncology, Inc., a publicly traded company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman is currently the Chairman of the Board of Champions Oncology. Mr. Ackerman served as a Managing Director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for nearly 10 years from January 1999 to September 2008. He served on the Board of Directors at Kindred Healthcare, Inc. from December 2008 to July 2018 and served on the Board of Directors of Coventry Health Care, Inc., a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013. Mr. Ackerman is also a member of the Board of One Acre Fund, a not-for-profit organization that focuses on smallholder agriculture, serving more than 3,000,000 subsistence farmers in Africa.

Michael D. Staffieri became our COO, DaVita Kidney Care, in March 2014. From July 2011 to March 2014, he served as a Senior Vice President, Kidney Care. Mr. Staffieri initially joined us in July 2000 and served in several different roles since that time, including as our Vice President of Operations and New Center Development from March 2008 to July 2011. Prior to joining us, Mr. Staffieri worked as a consultant for Arthur Andersen LLP from 1999 to 2000.

John D. Winstel became our CAO in February 2020. Prior to joining the Company as Group Vice President, Accounting in October 2019, Mr. Winstel was the Vice President of Finance and Accounting and Corporate Controller at Cooper Tire & Rubber Company (“Cooper”), a publicly traded tire manufacturer, from June 2015 to October 2019. Prior to joining Cooper, Mr. Winstel served from May 2010 to June 2015 as the Senior Vice President of Finance and Global Controller of General Cable Corporation, a then-publicly traded wire and cable manufacturer, and prior to that served in finance and accounting positions at Chiquita Brands International and The Procter & Gamble Company. Mr. Winstel began his career as a certified public accountant with Deloitte & Touche. As previously disclosed, Mr. Winstel has decided to step down as the Company's CAO, with an expected transition period to end no later than September 5, 2023.

Notice of 2023 Annual Meeting and Proxy Statement	30

Information About Our Executive Officers
Kathleen A. Waters became our CLO in May 2016, overseeing all legal and regulatory functions for the enterprise. In February 2021, Ms. Waters became our Chief Legal and Public Affairs Officer as she also took over responsibility for federal government affairs. Prior to joining the Company, Ms. Waters was Senior Vice President, General Counsel and Secretary of Health Net, Inc., a publicly traded managed care organization, from 2015 to 2016. Prior to Health Net, Inc., Ms. Waters was a Partner in Morgan, Lewis & Bockius LLP’s litigation practice from 2003 to 2015, where she was the co-chair of the healthcare group. Prior to Morgan Lewis, Ms. Waters was in private practice at various law firms since 1994.

James O. Hearty became our CCO in March 2018. From September 2015 to March 2018, he served as our Senior Vice President and CCO - Kidney Care, and, prior to that, from February 2012 to August 2015, he served as Vice President, Associate General Counsel. Prior to joining us, he was a prosecutor and trial attorney with the U.S. Department of Justice ("DOJ") for 14 years. He started in the Civil Division of the DOJ in Washington D.C. and four years later became an Assistant U.S. Attorney in the U.S. Attorney’s Office for the District of Colorado. Mr. Hearty held several leadership positions at the U.S. Attorney’s Office, including Deputy Chief of the criminal division. Mr. Hearty also serves on the board of Urban Peak, a Denver non-profit that serves youth experiencing homelessness.
None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Compensation Discussion and Analysis

Notice of 2023 Annual Meeting and Proxy Statement	32

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following NEOs:

NEO	TITLE
Javier J. Rodriguez	Chief Executive Officer
Joel Ackerman	Chief Financial Officer and Treasurer
Michael D. Staffieri	Chief Operating Officer, Kidney Care
Kathleen A. Waters	Chief Legal and Public Affairs Officer
James O. Hearty	Chief Compliance Officer
Overview
DaVita's Long-Term Performance

We have focused our business strategy on creating stockholder value by, among other things, taking actions designed to contribute to long-term capital-efficient growth. The following highlights of our performance since we made the decision to sell DaVita Medical Group in 2017 illustrate some of these contributors to long-term capital-efficient growth:
–Our operating cash flow from continuing operations improvement from $1.556 billion in 2017 to $1.565 billion in 2022 and reduction in maintenance and development capital expenditures from continuing operations from $810 million in 2017 to $603 million in 2022 combined for growth in our free cash flow from continuing operations from $668 million in 2017 to $817 million in 20221.
–Growth in our International business from an Operating Loss of $329 million in 2017 ($46 million Adjusted Operating Loss) to an Operating Income of $37 million in 2022 ($44 million Adjusted Operating Income), including expansion in Brazil and China and entrance into the United Kingdom and Japan2.
–Investments in our integrated kidney care ("IKC") programs, with 42,000 patients in risk-based integrated care arrangements and an additional 15,000 patients in other integrated care arrangements at the end of 2022.
–Development of DaVita Venture Group to make investments in early stage businesses that show promise in improving the quality of care and quality of life for kidney care patients, including, among others, our investments in a transplant software provider, novel renal pharma and device technologies, and innovative digital care delivery models like virtual cardiology.
–Divesting or winding down many of our non-core businesses, namely, DaVita Medical Group, Paladina Health, DaVita Rx, Lifeline and our non-kidney care businesses in Germany and Brazil.
–Achieved the above, despite significant operational and financial headwinds due to the COVID-19 pandemic.

Our capital-efficient growth model has facilitated the return of $8.1 billion of capital to stockholders from 2017 through 2022 in the form of two Dutch Auction tender offers and open market share repurchases over these six years.

1 "Free Cash Flow" is a non-GAAP financial measure that represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology), plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Please see Annex A for a presentation of the most directly comparable GAAP financial measures and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
2 "Adjusted Operating Loss" and "Adjusted Operating Income" are non-GAAP financial measures that represent operating loss and income, respectively, excluding certain items which we do not believe are indicative of our ordinary results of operations. Please see Annex A for a presentation of the most directly comparable GAAP financial measures and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. China and Japan are operated or managed by our Asia Pacific join venture.

Compensation Principles
Our objective is to design an executive compensation program that emphasizes performance and aligns our executive officers' interests with those of our stockholders, including with relation to financial performance and ESG performance. We have supported this objective by designing our executive compensation program around the following principles:

Compensation Principles
Performance Orientation
–Majority of compensation for executive officers is tied to “performance” and not just continued service
–Multiple criteria in STI Program and LTI Program to mitigate risks associated with setting performance criteria in advance and to capture multiple lenses of performance
–Compensation Committee generally retains ability to exercise negative discretion

Metrics are Linked to Strategy
–75% of PSUs granted in the annual grant program since 2017 are tied to a long-term EPS target, which we believe focuses our executive officers on capital-efficient growth, the hallmark of our long-term strategy
–CEO Premium-Priced SSAR Award incentivizes our CEO to make investment and operational decisions in the face of an evolving strategy and rewards him for maximizing long-term stockholder value, and at the same time will not pay out if he is not able to implement strategies that increase long-term stockholder value as reflected in a sustained stock price increase from the date the Board approved the grant
–The Compensation Committee considered our ESG goals as it determined the strategic objectives under the 2022 STI Program in order to establish goals that were viewed as aligned with and supportive of our broader set of 2025 ESG goals and strategic operating plan
◦The 2022 STI Program includes pre-established goals relating to home modalities penetration, teammate engagement scores, patient engagement and energy efficiency projects, which constituted 70% of the strategic objectives, or 21% of the total short-term incentive opportunity

Link to ESG Metrics
–As noted above, ESG goals are part of the Company's business strategy. The 2022 STI Program explicitly carves out 21% of the annual target opportunity to be based on ESG criteria, formulaically evaluated

Outperformance Required for Target Payouts
–In the 2022 STI Program, performance had to be at or above the midpoint of our initial guidance range for 2022 adjusted operating income and 2022 free cash flow to achieve target payout for the corresponding metrics
–In the 2022 LTI Program, TSR-dependent PSUs require above-market performance, with performance at the 55th percentile (not 50th percentile) required to achieve target vesting

Largely Formulaic Criteria
–In the 2022 STI Program, 91% of the annual target opportunity is formulaic, with the remaining 9% tied to strategic objectives, customized for each individual executive, that are qualitatively evaluated and may also include ESG goals
–For the 2022 PSU grant and for all previously granted PSUs that are part of the normal annual grant program, 100% of the payout opportunity is formulaically determined

Notice of 2023 Annual Meeting and Proxy Statement	34

No Positive Discretion	–The Compensation Committee does not exercise positive discretion in making compensation decisions under the STI Program and PSUs

Furthermore, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives and are aligned with the interests of our stockholders:

What We Do

✓	At-risk compensation.
✓	Multi-year vesting and performance periods.
✓	Annual say-on-pay vote.
✓	Robust stockholder engagement.
✓	Independent compensation consultant retained by the Compensation Committee.
✓	Annual comparator peer group review.
✓	“Double-trigger” change of control provisions in equity award agreements.
✓	Limits on severance payments.
✓	Clawback policy.
✓	Stock ownership requirements.
✓	Annual risk assessment.

What We Don't Do

✗	No repricing or replacing of underwater SSARs or stock options.
✗	No hedging of Company securities and restricted pledging of Company securities.
✗	No change-of-control tax gross-ups in employment agreements.
✗	No defined benefit pension benefits.
✗	No dividends paid out on unearned or unvested stock awards.

Our Executive Compensation Structure
Given our emphasis on variable compensation, the Compensation Committee generally limits increases to fixed compensation amounts for our executives and delivers a greater percentage of compensation increases in the form of variable compensation. The following chart illustrates the average allocation of the total direct compensation that our NEOs, other than our CEO, are eligible to earn, including annual bonus at target, and in the case of the long-term incentives, those that were granted in 2022. As described in more detail in the section titled "CEO Compensation" below, Mr. Rodriguez did not receive a long-term incentive award in 2022 due to a grant of SSARs that he received in 2019 at a base price that was a significant premium to the then-current market price on the Board Approval Date (as defined below) and which was intended to be in lieu of any other equity grants for five years (through 2024), as described in more detail in the section titled "CEO Compensation" below (the "CEO Premium-Priced SSAR Award"). As a result, because the allocation of Mr. Rodriguez's total direct compensation for 2022 did not reflect a typical annual compensation structure, Mr. Rodriguez is excluded from the chart below.
* Excludes Ms. Waters' performance cash award as it is not representative of normal annual pay. For a description of this award, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2022 — Waters Performance Cash Award” below in this Proxy Statement.
We believe it to be in the best interests of our stockholders to have a balanced executive compensation program that includes a blend of fixed and variable compensation, short- and long-term compensation and that emphasizes a pay-for-performance culture. The following table generally summarizes the key elements of our executive compensation program in 2022.

Notice of 2023 Annual Meeting and Proxy Statement	36

Base Salary	Short-Term Incentive Program	Long-Term Incentive Program (other than CEO)(1)
It is appropriate that some portion of compensation be in a form that is fixed. Base salaries can be adjusted based on individual performance, changes to portfolio of responsibilities and comparative market data.
Performance Measures
•70% Financial: Adjusted Operating Income and Free Cash Flow

•30% Strategic Objectives:
◦ESG-related factors(2) (70%)
◦Individual objectives for each NEO (30%)

•Payout 0% to 200% of target

		Performance Stock Units ("PSUs")	Restricted Stock Units ("RSUs")	Stock-settled Stock Appreciation Rights ("SSARs")(3)

•Performance criteria 75% Adjusted earnings per share ("EPS") attributable to DaVita Inc., 25% Relative total shareholder return ("TSR")
•Payout 0% to 200% of target shares
•Vests 50% in three years and 50% in four years (each component subject to additional time-based vesting following the conclusion of the performance period)

			•Vests 50% in three years and 50% in four years	•Vests 50% in three years and 50% in four years

(1) Not all of our NEOs received all three forms of long-term incentives, as more fully described in the section titled "What We Pay and Why - Long-Term Incentive Program for 2022." In addition, as noted above, our CEO did not receive a 2022 long-term incentive grant due to the CEO Premium-Priced SSAR Award that he received in 2019, which is intended to be in lieu of equity awards through 2024.
(2) Home modalities penetration, teammate engagement scores, patient engagement and energy efficiency projects constitute 70% of the strategic objectives, or 21% of the total short-term incentive opportunity. They collectively represent ESG criteria that are priorities for the Company, are evaluated formulaically and are the same for all executive officer participants. Our business and finance teams closely collaborate with our Legal and Compliance teams. DaVita has processes, policies/guidance and education in place as guardrails to support appropriate performance and incentives, including the performance and initiative behind these Strategic Objectives. For example, our policy is that modality selection (i.e., Home vs. In-Center) and other decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order. This footnote and policy statement are applicable to all DaVita actions and activities involving home dialysis, as described in this proxy statement.

(3) SSARs only derive value if the stock price of our Common Stock is above the base price (similar to strike price of an option) after vesting and at the time of exercise prior to expiration. The Compensation Committee utilizes SSARs instead of stock options because SSARs are less dilutive to our stockholders than stock options because only shares with a total value equal to the grantee's gain (the difference between the closing stock price of the base shares and their base price) are ultimately issued ("Gain Shares").

Summary of Stockholder Engagement

At our 2022 Annual Meeting of Stockholders ("2022 Annual Meeting"), approximately 94% of the votes cast by our stockholders were voted in favor of the compensation program for our NEOs. We believe this vote reflects support for our executive compensation program. Even so, we continue to evaluate our program to continue to keep management incentives market competitive and aligned with stockholder interests. Since our 2022 Annual Meeting, we contacted stockholders representing approximately 80% of our shares outstanding, including our largest institutional stockholders, to see if they were interested in engaging with us to discuss our existing compensation structure and other governance matters.1 During discussions with our stockholders, they expressed general satisfaction with our executive compensation program and emphasized the continued "pay-for-performance" design of our program. We have found this stockholder feedback to be informative and have considered such feedback, along with a review of competitive practices and evolving business priorities, when making executive compensation decisions.
1 Calculations relating to stockholder outreach statistics were performed using stockholders of DaVita shares outstanding as of September 30, 2022.

Compensation Discussion and Analysis

How We Make Executive Compensation Decisions
Our Executive Compensation Philosophies and Objectives
The Compensation Committee believes that our executive compensation program should emphasize performance and align our executive officers' interests with those of our stockholders, including with relation to financial performance, ESG performance and relative stock price performance. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee's goal has been to implement an executive compensation program to help drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described below, which we believe have contributed to our long-term success.

Sustained Meaningful Profitable Growth and Stockholder Value Creation
é	é	é
Pay-for-Performance.

A significant percentage of an executive's compensation should be directly aligned with Company and individual performance, with a balance between short-term and long-term performance.
	Align with Stockholder Interests. Executives' interests should be aligned with stockholder interests through the risks and rewards of DaVita equity ownership.	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

Role of the Compensation Committee
Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our executive officers. The Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry to help inform the Compensation Committee's deliberation on compensation decisions.
The full description of the Compensation Committee's responsibilities is provided in the Compensation Committee Charter, available on our website at www.davita.com/about/corporate-governance.

Role of Board
The independent members of the Board review and ratify recommendations by the Compensation Committee as it relates to compensation decisions for the CEO. The Board also provides input for consideration by members of the Compensation Committee with respect to the structure of the STI and LTI Programs, including their relationship to financial performance, investor guidance, strategy and ESG objectives.

Role of CEO and Management Team
In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our CEO reviews the individual performance of each other executive officer with, and makes compensation recommendations to, the Compensation Committee. Our CCO also provides information to the Compensation Committee with respect to each executive officer's commitment to compliance as demonstrated by modeling compliant behavior, leading in a compliant manner, identifying and resolving potential risks in a compliant

Notice of 2023 Annual Meeting and Proxy Statement	38

Compensation Discussion and Analysis
manner, and other compliance-related factors as appropriate. In addition, the Chair of the Compensation Committee works closely with the legal, people services and finance teams between Compensation Committee meetings as needed to refine the detailed criteria and terms and conditions for the STI Program and the LTI Program, for further consideration and ultimate approval by the Compensation Committee, and in the case of the CEO, ratification by the independent directors. Notwithstanding the foregoing, neither the CEO nor any NEO is present during the Board and Compensation Committee discussions of his or her own pay.

Role of Independent Compensation Consultant
The Compensation Committee has selected and directly retains the services of Compensia, a national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to Company management and may not provide such services without prior approval of the Chair of the Compensation Committee. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation program, but it does not determine the amount or form of compensation for the executive officers.
Pursuant to the rules of the SEC and NYSE, the Compensation Committee has assessed the independence of Compensia. The Company has determined that the work of Compensia for the Compensation Committee did not raise any conflicts of interest.

Market Competitiveness
Each year, the Compensation Committee, starting with a recommendation from Compensia, identifies a group of peer companies for purposes of evaluating the overall competitiveness of our executive officers' compensation levels. We focus on companies in our industry with revenues that are 0.4x to 2.5x our revenues and a market capitalization that is 0.2x to 5.0x our market capitalization. Because of the limited number of direct peers in the healthcare services and facilities industries that meet this "size" criteria, we expanded our industry scope to include the broader healthcare industry. We believe the compensation paid by the resultant comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.
For purposes of making compensation decisions in early 2022, we used the following compensation peer group:

2022 Compensation Peer Group
Avantor	Laboratory Corp of America
Baxter International	Molina Healthcare
Centene	Perkin Elmer
Dentsply Sirona	Quest Diagnostics
Encompass Health	Select Medical Holdings
HCA Healthcare	Syneos Health
Henry Schein	Tenet Healthcare
Hologic	Universal Health Services
IQVIA Holdings	Zimmer Biomet Holdings
In selecting this peer group, we modified the prior year peer group to exclude MEDNAX and Thermo Fisher Scientific due to their revenue and/or market capitalization falling outside of our screening range and to add Hologic and Perkin Elmer because their market capitalization and/or revenue satisfied the peer group's "size" criteria. Based on financial and market data available as of the date the executive compensation competitive market analysis was

Compensation Discussion and Analysis
performed using this revised peer group (November 11, 2021), we were at the 50th percentile based on the latest four quarters' revenue and 31st percentile based on the latest 30 days' average market capitalization.
In 2022, the Compensation Committee reviewed the compensation peer group and determined not to make any changes to the peer group used for purposes of evaluating 2023 compensation decisions.

What We Pay and Why
Base Salary
Base salaries are established at levels deemed necessary to enable us to attract and retain highly qualified executives with reference to both our peer group and comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance. Based on a review of competitive market data, the Compensation Committee determined not to increase the base salaries for the NEOs from 2021 to 2022. Base salaries for the NEOs as of December 31 of each year are reflected in the following table:

Name	2021 Base Salary	2022 Base Salary	Percentage Increase in Base Salary in 2022
Javier J. Rodriguez	$1,200,000	$1,200,000	0%
Joel Ackerman	$700,000	$700,000	0%
Michael D. Staffieri	$800,000	$800,000	0%
Kathleen A. Waters	$650,000	$650,000	0%
James O. Hearty	$500,000	$500,000	0%
Short-Term Incentive Program for 2022
The participants in the 2022 Short-Term Incentive Program ("STI Program") had a target bonus approved by the Compensation Committee, and with respect to the CEO, ratified by the independent members of the Board. Participants earn 0% to 200% of their target bonus based on performance against the predetermined and approved STI metrics. Based on a review of competitive market data, the Compensation Committee determined not to increase the target bonus opportunities for the NEOs from 2021 to 2022. The following table summarizes the target bonus and target bonus as a percent of base salary for each of the NEOs:

Name	2022 Base Salary	2022 Target Incentive Opportunity	2022 Target Incentive Opportunity as a Percentage of Salary[1]
Javier J. Rodriguez	$1,200,000	$1,800,000	150%
Joel Ackerman	$700,000	$750,000	107%
Michael D. Staffieri	$800,000	$1,050,000	131%
Kathleen A. Waters	$650,000	$650,000	100%
James O. Hearty	$500,000	$400,000	80%
1 The target incentive opportunities for the other NEOs were approved by the Compensation Committee in terms of an absolute dollar opportunity and this column includes the percentage opportunity determined by dividing the target dollar value by the NEO’s base salary.

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Compensation Discussion and Analysis

The following table summarizes the performance metrics, weightings, criteria ranges, performance-based eligibility ranges, actual performance and eligible payout percentages for the components of the 2022 STI Program:

2022 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range (%)	Actual Performance	Eligible Payout Achieved (%)
Financial: Adjusted Operating Income*	50.0%	$1,550 million to $1,700 million ($1,600 million target)	0%; 50% - 200%	$1,579 million**	78.8%
Financial: Free Cash Flow*	20.0%	$850 million to $1,200 million ($1,000 million target)	0%; 50% - 200%	$817 million	—%
Strategic Objectives: Home modalities penetration (Q4 2022)	7.5%	15.5% to 17.5% (16.25% target)	0%; 50% - 200%	15.8%	71.0%
Strategic Objectives: Comprehensive Kidney Care Contracting ("CKCC") patient contact composite	7.5%	30.0% to 55.0% (45.0% target)	0%; 50% - 200%	40.5%	84.9%
Strategic Objectives: Teammate engagement scores (average of 2022 survey results)	3.0%	82.0% to 86.0% (84.0% target)	0%; 50% - 200%	78.3%	—%
Strategic Objectives: Energy efficiency projects (# of clinics)	3.0%	275 to 375 (325 target)	0%; 50% - 200%	382	200.0%
Strategic Objectives: Custom individual objectives	9.0%	Varies by NEO	0% - 200%	Varies by NEO	Varies by NEO
* “Adjusted Operating Income” and “Free Cash Flow” are non-GAAP financial measures. “Adjusted operating income" represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, capacity closure charges and restructuring charges. “Free Cash Flow” represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology), plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties.
** For purposes of the 2022 STI Program and as presented above, “adjusted operating income” also includes certain adjustments approved by the Compensation Committee at the time it approved the 2022 STI Program and resulted in a $129 million net addition to our 2022 adjusted operating income as reported in our Company's Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) ($1,450 million). This addition is associated with a COVID-19 normalization adjustment relating to higher actual than budgeted impact of the ongoing COVID-19 Pandemic in 2022, offset by foreign exchange gains on the mark-to-market impact of cash held in a non-functional currency in our Asia-Pacific joint venture in 2022 of $0.6 million. As a result, adjusted operating income presented above for purposes of the 2022 STI Program differs from the non-GAAP financial results we report in our 2022 Form 10-K. None of these non-GAAP financial measures should be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted Operating Income1
•2022 target of $1,600 million was set at the midpoint of our initial guidance range for 2022 adjusted operating income provided to investors on February 10, 2022, but below 2021 actual adjusted operating income due to the expected continued impact of the COVID-19 pandemic and incremental investments to support future growth, including IKC.
$ in millions
1 Represents Adjusted Operating Income, which is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, impairment charges, gains and losses on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges.
2 Represents Adjusted Operating Income of $1,797 as reported in the Company's Form 10-K for the year ended December 31, 2021, further adjusted to exclude charges related to center capacity closures that were incurred during 2021. These additional adjustments to 2021 Adjusted Operating Income were reported in the Company's 2022 Form 10-K. In the Company's 2022 Form 10-K, the Company reported that it incurred higher than normal charges for center capacity closures during 2022, and as a result, excluded center capacity closure charges from 2022 Adjusted Operating Income. The Company conformed the presentation of 2021 Adjusted Operating Income by similarly excluding center capacity closure charges incurred during 2021.
3 Represents the estimated net change in the impact associated with COVID-19 in 2022 compared to 2021. This estimate was incorporated into our 2022 full year guidance for adjusted operating income as disclosed on February 10, 2022, and included, among other things, the estimated impact of decreased treatment volumes, primarily resulting from COVID-19-related mortality, plus certain increased direct expenses due to enhanced teammate benefits and PPE, partially offset by increased revenue attributable to the suspension of Medicare sequestration and reduced travel and benefit utilization. This estimated impact was subject to a significant level of uncertainty.
4 Includes IKC incremental net investments and clinical IT platform deployment costs and depreciation expense. The Company made and continues to make investments in building our integrated care capabilities with a view towards improving clinical outcomes for our patients and reducing the overall cost of comprehensive kidney care. Also, the Company has made and expects to continue to make significant investments in updating and integrating clinical IT systems to build our data interoperability capabilities.
Free Cash Flow
•2022 target ($1,000 million) was set $25 million higher than the midpoint of our initial free cash flow guidance for 2022 ($850 million - $1,100 million)1.
•2022 target was set below 2021 free cash flow ($1,133 million) primarily because of lower expected adjusted operating income in 2022, as further described above.
1 Initial guidance range as described above refers to selected 2022 guidance measures provided to investors on February 10, 2022 with our earnings results for the year ended December 31, 2021.
Strategic Objectives

The STI Program includes a strategic objective component in order to incentivize actions that support the successful execution of our strategic operating plan. For example, in 2021, we built upon our long-standing commitment to corporate citizenship and announced a set of ESG goals for 2025 aligned with the five pillars of our ESG strategy. Many of these 2025 goals are aspirational; however, the Compensation Committee considered our ESG goals as it determined the strategic objectives under the 2022 STI Program in order to establish goals that were viewed as aligned with and supportive of our broader set of 2025 ESG goals and strategic operating plan. Accordingly, the Compensation Committee established goals relating to home modalities penetration, teammate engagement scores, patient contact and energy efficiency projects, which constituted 70% of the strategic objectives, or 21% of the total short-term incentive opportunity. The strategic objectives under the 2022 STI Program collectively represent ESG criteria that are priorities for the Company and support the Company’s progress towards its 2025 ESG Goals. These strategic objective goals are evaluated formulaically and are the same for all executive officer participants.

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Compensation Discussion and Analysis

•Home Modalities Penetration
▪An important element of our clinical strategic imperatives has been the continued development and implementation of, and educating our patients regarding the option of, home dialysis.
▪The home modalities penetration metric is calculated as the number of home treatments (peritoneal dialysis and home hemodialysis) in the fourth quarter of 2022 divided by the number of non-acute treatments of all dialysis modalities during the same time period, in each case, for the Company's U.S. dialysis segment.
▪2022 target was set at 16.25%, which is 81 basis points higher than the 2021 actual of 15.4%.
◦ Comprehensive Kidney Care Contracting ("CKCC") Patient Contact Composite
◦For 2022, the Compensation Committee added a CKCC patient contact goal to our STI Program to reflect the importance of IKC programs to our long-term growth.
◦This metric is a blended metric based on a proprietary method of calculating the number of certain types of interactions between members of the IKC care management team and CKCC patients. We believe that these types of patient contact metrics provide a comprehensive and timely indication of performance for CKCC programs.
◦Teammate Engagement
▪We strive to be a community first and company second, and call ourselves a Village. To be a healthy Village, we need to attract, retain and invest in highly qualified and diverse teammates. Including a teammate engagement metric helps us assess whether we are implementing strategies that support our mission to be the employer of choice.
▪This metric is based on the average of engagement surveys of all U.S. teammates completed during 2022, weighted by the participation percentage of each survey.

▪2022 target was set requiring us to sustain our 2021 engagement scores, reflecting the continued uncertainty of the external environment, including the uncertainty, challenges and disruption of the persisting COVID-19 pandemic. Based on Gallop surveys of employee engagement performed in 2022, employee engagement in the United States generally declined in 2022.
◦Energy Efficiency Projects

▪Including an energy efficiency goal in our STI Program is aligned with our commitment to promote environmental stewardship through projects and initiatives in the communities in which we operate.

▪In 2022, this metric was based on the number of U.S. dialysis clinics that completed an LED lighting upgrade. The target was set lower for 2022 since a large portion of the work on this energy efficiency project was completed in 2021, and there were fewer clinics still requiring the upgrade in 2022 with more complicated circumstances.

Customized Individual Strategic Goals
Customized individual strategic objectives vary by participant in the 2022 STI Program with performance across all objectives being evaluated qualitatively in the aggregate on a scale of 0% to 200%, with 100% representing target. The Compensation Committee designed the individual strategic objectives to be challenging, but achievable with strong and consistent performance, and aligned with our strategic operating plan. Each participant’s performance against such objectives was determined holistically based on a retrospective consideration of the relative significance of each objective in light of the development of the Company, market, regulatory and competitive factors over the course of 2022, and expectations for these factors in the future. The table below summarizes selected key strategic objectives established for each NEO for 2022:

SELECTED INDIVIDUAL KEY STRATEGIC OBJECTIVES
Javier J. Rodriguez
Sustainable COVID-19 management
Efforts to re-energize our teammates and reignite our culture across the Company
Multi-year stability of equipment, supplies, pharmaceuticals and pharmaceutical and dialysis contracting and supply chains
Value-based contract goals
Differentiated home offering
Deliver on new sources of growth
Advance the Company’s public policy objectives
Joel Ackerman
Finance department organization effectiveness goals
Enterprise growth objectives
Continued focus on strategy, contracting and capability creation for IKC
Return on capital and capital deployment goals
Support strategy and innovation efforts
Michael D. Staffieri
Sustain compliance with COVID-19 regulations
Successfully transition to a new technology platform
Compliantly deliver on goals relating to home dialysis program
Implementation of new labor management tools (i.e., new scheduling software and training)
Enhance teammate experience and retention
Kathleen A. Waters
Advance legal department priorities
Succession planning goals for the legal department
Advance public policy priorities
Continued to advance diversity and belonging goals for the Company
James O. Hearty
Continued focus on data-driven monitoring and use of technology in compliance program
Continued guidance and leadership on the Company’s business development activities
Transition to new enterprise policy management system

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2022 STI Program Payouts
The table below summarizes the performance metrics and their relative weights and the eligible payout achieved, target incentive opportunity, and total eligible and actual STI Program award by NEO. Additional description of each of the metrics is provided above. Certain columns or rows may not precisely recalculate due to the presentation of rounded numbers.

		Eligible Payout Achieved
2022 STI Program Performance Metrics	Performance Metrics Weightings	Javier J. Rodriguez	Joel Ackerman	Michael D. Staffieri	Kathleen A. Waters	James O. Hearty
Financial: Adjusted Operating Income	50.0%	78.8%	78.8%	78.8%	78.8%	78.8%
Financial: Free Cash Flow	20.0%	—%	—%	—%	—%	—%
Strategic Objectives: Home modalities penetration	7.5%	71.0%	71.0%	71.0%	71.0%	71.0%
Strategic Objectives: Comprehensive Kidney Care Contracting ("CKCC") patient contact composite	7.5%	84.9%	84.9%	84.9%	84.9%	84.9%
Strategic Objectives: Teammate engagement scores	3.0%	—%	—%	—%	—%	—%
Strategic Objectives: Energy efficiency projects	3.0%	200.0%	200.0%	200.0%	200.0%	200.0%
Strategic Objectives: Custom individual objectives	9.0%	90.0%	90.0%	90.0%	90.0%	100.0%

Total Weighted Eligible Payout Achieved		65.2%	65.2%	65.2%	65.2%	66.1%
Target Incentive Opportunity		$1,800,000	$750,000	$1,050,000	$650,000	$400,000
Total Eligible and Actual STI Program Award		$1,173,805	$489,085	$684,720	$423,874	$264,446

Long-Term Incentive Program for 2022
Long-Term Incentive Program ("LTI Program") awards are designed to provide a link to long-term stockholder value through equity awards for our executives. Under our LTI Program, the Compensation Committee has the authority to award various forms of long-term incentive grants, such as PSUs, RSUs and SSARs. Consistent with past practice, annual LTI Program awards for 2022 were granted in March to each of the NEOs other than our CEO.
Strong Pay-for-Performance Alignment
The split of 2022 equity awards between PSUs, RSUs and SSARs was determined by the Compensation Committee and varies by participating NEO, based on factors such as the executive officer's role in growth initiatives and capital allocation. As noted above, in light of the CEO Premium-Priced SSAR Award that Mr. Rodriguez received in 2019, he did not participate in the Company's 2022 LTI Program as such award was intended to replace grants under the Company's LTI Program through 2024. Below are the 2022 annual LTI Program splits for each NEO participant:

	PSUs	RSUs	SSARs
Joel Ackerman
Michael D. Staffieri
Kathleen A. Waters
James O. Hearty

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Compensation Discussion and Analysis

The annual LTI Program grants for 2022 include the following key elements to drive Company performance and align with stockholder interests:

PSUs
–Performance Goals: 75% related to adjusted EPS and 25% related to relative TSR as compared to the constituents of the S&P Health Care Services Select Industry Index ("Relative TSR").
–Threshold performance required for payout at 50% of target shares, with potential to earn up to 200% of target shares.
–Multi-year vesting schedule, with 50% vesting on each of March 15, 2025 and March 15, 2026, following conclusion of the applicable performance period, subject to continued service and achievement of the applicable performance goals.

RSUs	–Multi-year vesting schedule, with 50% vesting on each of March 15, 2025 and March 15, 2026.
SSARs	–Multi-year vesting schedule, with 50% vesting on each of March 15, 2025 and March 15, 2026. –Five-year term. –Base price equals closing stock price on grant date.
PSU Performance Metrics
The table below summarizes the performance criteria range and percent range of target PSUs for the 2022 annual PSU grants. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.

2022 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Percent of Target PSUs	Vesting
2024 Adjusted Earnings per Share[1]	37.5%	$9.87 - $12.99 (Target: $11.05)	0%; 50% - 200%	100% March 15, 2025
2025 Adjusted Earnings per Share[1]	37.5%	$10.26 - $14.81 (Target: $11.93)	0%; 50% - 200%	100% March 15, 2026
Relative TSR v. S&P Health Care Services Select Industry Index[2]	25.0%	25th - 90th percentile (Target: 55th percentile)	0%; 50% - 200%	50% March 15, 2025, 50% March 15, 2026
1“Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income. For purposes of the 2022 PSUs, “Adjusted Earnings per Share” represents our net income per share, adjusted as reported in our earnings release in the year of measurement, to exclude certain items from net income that we do not believe are indicative of our ordinary results of operations, generally including as applicable in that year, among other things, impairment charges, gains and losses on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges.
2Vesting based on the percentile position represented by the return on investment in DaVita stock ("DaVita TSR") within the range of returns on investments in each of the constituents of the S&P Healthcare Services Select Industry Index (assuming dividend reinvestment). The percentage of target shares that vest are a function of the percentile ranking of DaVita's TSR. If our TSR is negative, then vesting is capped at the target number of PSUs regardless of our relative TSR performance.

We have used adjusted EPS as a criterion for all participants in the LTI Program since 2017 and, beginning in 2021, we increased the weighting of the PSUs for the NEOs from 50% to 60% of their LTI Program opportunity. Relative TSR has been a component of the LTI Program since 2014. In connection with our stockholder engagement during 2022, we received feedback at that time that our stockholders were generally supportive of our share repurchase program as a mechanism for enhancing long-term value for stockholders. Accordingly, after discussion, and with input from Compensia, the Compensation Committee decided that it was still appropriate for the 2022 program not to adjust the EPS criteria based on volume of share repurchases. When we have engaged in share repurchases, those repurchases have been largely funded through excess cash flow generation, and we believe that incenting management to use their judgment on the optimal way to utilize excess cash flow will generate the best return for stockholders, including when that decision is to engage in share repurchases.
Consistent with our goal-setting process for the STI Program, the Compensation Committee sets rigorous goals requiring strong performance over the three or four year performance period based on compounded growth over the prior year's EPS. We set our adjusted EPS targets for the 2022 PSUs by growing our 2021 adjusted EPS at a range of compound annual growth rates (a 4% compound annual growth rate for 50% vesting; an 8% compound annual growth rate for 100% vesting; 11% compound annual growth rate for 150% vesting; and a 14% compound annual growth rate for 200% vesting). We also adjusted the 2021 baseline to be on a basis comparable to the statutory federal corporate income tax rate in effect in 2021, so that required growth was not calculated from an artificially high base.
Setting Awards Under 2022 LTI Program
The Compensation Committee determines the annual LTI Program awards for our NEOs and other executives with the input of the CEO and Compensia, and after consideration of market data provided by Compensia. Each year, the CEO considers the following in recommending equity awards for executives other than himself to the Compensation Committee: (i) recent performance and trajectory of historical performance; (ii) level of responsibilities and expected changes to responsibilities; (iii) market levels of total compensation and long-term incentives for similar positions; (iv) the historical amounts granted and expected vesting levels; and (v) the "in-the-money value" of unvested equity currently held by participants.
The table below shows the aggregate number of shares subject to RSUs and SSARs and target PSUs granted to each of our participating NEOs in 2022. In light of the CEO Premium-Priced SSAR Award that Mr. Rodriguez received in 2019, he did not participate in the Company's 2022 LTI Program as such award was intended to replace grants under the Company’s LTI Program through 2024.

2022 Long-term Incentive Awards	Shares Subject to PSUs (#)	Shares Subject to SSARs (#)	Shares Subject to RSUs (#)
Joel Ackerman	16,270	43,388	—
Michael D. Staffieri	24,406	65,080	—
Kathleen A. Waters	11,932	15,908	3,977
James O. Hearty	4,339	5,784	1,446
2019 and 2020 PSU Results and Payouts
We began granting PSUs to executive officers in 2014. The performance metrics associated with the PSUs granted in 2019 and 2020 have been measured through the end of the relevant performance periods, with the exception of (i) the PSUs granted in 2020 for which the performance metric is adjusted EPS for fiscal year 2023 and (ii) the PSUs granted in 2020 for which the performance metric is Relative TSR measured through February 29, 2024.
The tables below summarize the criteria range and percentage range of target PSUs and detail the relative weightings of each performance metric for the 2019 and 2020 PSUs. The Compensation Committee did not make any COVID-related adjustments to the performance metrics applicable to the 2019 or 2020 PSUs.

			Performance Based Eligibility Range		Eligible Payout Achieved
2019 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2021 Adjusted Earnings per Share[1]	37.5%	$4.63 - $5.62	0%; 50% - 200%	$9.13	200%
2022 Adjusted Earnings per Share[1]	37.5%	$4.86 - $6.29	0%; 50% - 200%	$6.60	200%
Relative TSR (2022 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	30.1%	160%
Relative TSR (2023 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	(12.6)%	75%

Notice of 2023 Annual Meeting and Proxy Statement	48

Compensation Discussion and Analysis

			Performance Based Eligibility Range		Eligible Payout Achieved
2020 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2022 Adjusted Earnings Per Share[1]	37.5%	$6.49 - $8.07	0%; 50% - 200%	$7.13	113%
2023 Adjusted Earnings Per Share[1]	37.5%	$6.75 - $9.37	0%; 50% - 200%	In Progress[2]	N/A2
Relative TSR (2023 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Health Care Services Select Industry Index Total Return)	0% - 200%	(21.9)%	56%
Relative TSR (2024 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Health Care Services Select Industry Index Total Return)	0% - 200%	In Progress[2]	N/A2

1“Adjusted Earnings per Share” or "Adjusted EPS" is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted net income excludes certain items from net income that we do not believe are indicative of our ordinary results of operations, including, among other things, gain on change of ownership, capacity closure charges and restructuring charges. The Adjusted EPS targets for the 2020 PSUs that were approved at the time of grant also exclude costs net of taxes of $0.53 per share associated with our opposition of a California ballot initiative. As a result, 2022 Adjusted EPS presented above for purposes of the 2020 PSU performance metrics differs from the non-GAAP financial results we report in our 2022 Form 10-K.
2In progress as of [_______], 2023.
2019 CEO Promotion PSU Results and Payout
In 2019, in connection with and in recognition of his promotion to the CEO role, Mr. Rodriguez was granted a one-time PSU award, the vesting of which was subject to the achievement of performance metrics relating to home dialysis penetration, public policy strategic objectives and internal organizational development goals, as shown in the table below (the "CEO Promotion PSU"). Performance with respect to the applicable performance metrics has been measured through the end of the applicable performance periods and the achievement with respect to such metrics is reflected in the table below. As a result of this achievement, Mr. Rodriguez earned a total of 39,254 shares with respect to the CEO Promotion PSU, based on Mr. Rodriguez's achievement of these goals.

				Eligible Payout Achieved
CEO Promotion PSU Performance Metrics	Shares Subject to PSUs (at Target)	Criteria Range and Associated Vesting	Actual Performance	(%)
Home Dialysis Penetration (Q4 2021)	19,913	15.0% to 17.5% (16.0% target), with vesting threshold at 50%, ranging up to 200%	15.4%	72%
Public Policy Strategic Objectives	9,956	Vesting tied to internal goals, with vesting ranging from 0%-200%	150%	150%
Internal Organizational Development Goals	9,956	Vesting tied to internal goals, with vesting ranging from 0%-200%	100%	100%

Waters Performance Cash Award
In August 2022, in order to further link her compensation with the achievement of public policy goals of the Company, the Compensation Committee granted a performance cash award to Ms. Waters, pursuant to which she is eligible to receive a cash payment of $1,000,000 upon the achievement on or before December 31, 2023 of certain public policy goals (the "Waters Performance Cash Award"). The public policy goals were designed to be challenging but achievable with strong execution against the Company's public policy objectives. The Compensation Committee structured this award as a one-time cash award to deliver an incentive beyond the customized individual objectives under the STI Program, which accounted for 9% of her overall STI Program target opportunity and which did not include customized objectives relating to evolving public policy goals of the Company. While the Compensation Committee generally limits one-time awards, the Compensation Committee retains flexibility to grant such awards as it deems appropriate to incentivize key objectives of the Company. Ms. Waters is required to remain employed through the payment date in order to receive the Waters Performance Cash Award, except in the event of certain terminations of employment, as described below in the subsection titled "Potential Payments Upon Termination or Change of Control."

CEO Compensation
Mr. Rodriguez assumed the role of CEO on June 1, 2019 with over 20 years of experience at the Company in a variety of roles, including as CEO of the Kidney Care Division since March 2014. In connection with his transition to the CEO role, and with the feedback of some of our largest stockholders, the Compensation Committee evaluated different compensation alternatives for Mr. Rodriguez. The Compensation Committee believed that the CEO's compensation structure should vary based on strategic context, and given the strategic reset that the Company was undergoing, the Compensation Committee believed that a large single grant of SSARs at a base price that was a significant premium to the then-current market price in lieu of any other equity grants for five years was the most appropriate form of compensation for Mr. Rodriguez to drive long-term stockholder value creation. This award is intended to be five years' worth of awards (through 2024), granted upfront. Accordingly, Mr. Rodriguez was not granted any long-term incentive awards since the grant of the CEO Premium-Priced SSAR Award and Mr. Rodriguez did not participate in the Company's 2023 LTI Program.

The terms of the CEO Premium-Priced SSAR Award were designed with input from Compensia, and the award was structured to reflect stockholder feedback and incentivize the creation of sustained stockholder value, resulting in the following key features in the CEO Premium-Priced SSAR Award design:
•Premium-Price: The base price (similar to the strike price on an option) on the CEO Premium-Priced SSAR Award was set considering the price per share on the day before Mr. Rodriguez assumed the role of CEO and the price per share at which the Company completed its modified "Dutch Auction" tender offer. Specifically, the base price was approved at a 56% premium to the price per share on the day before Mr. Rodriguez assumed the CEO role on June 1, 2019 and a 20% premium to the price per share at which the Company purchased shares in its then recently completed modified "Dutch Auction" tender offer.
•Multi-Year Vesting: The CEO Premium-Priced SSAR Award vests 50% each three and four years from November 4, 2019, the date the award was approved by the Board (the "Board Approval Date"), with the first tranche vesting on November 4, 2022 and the remaining tranche scheduled to vest on November 4, 2023.
•Five-Year Holding Period: In general, there is a five-year holding period requirement from the Board Approval Date with respect to the after-tax Gain Shares, subjecting the shares underlying the CEO Premium-Priced SSAR Award to a full five years of potential stock price fluctuations.
•Five-Year Term: The CEO Premium-Priced SSAR Award will expire on the date that is five years from the Board Approval Date, requiring the CEO to generate significant stockholder value creation over this period of time in order to realize significant value for himself.
The ultimate value realized by Mr. Rodriguez under the CEO Premium-Priced SSAR Award is highly uncertain and linked to the long-term sustainable value created by Mr. Rodriguez because of the five-year holding period.
The summary of the CEO Premium-Priced SSAR Award presented in this section is qualified in its entirety by reference to the CEO Premium-Priced SSAR Award itself, which is filed with the SEC as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 6, 2019.

Other Elements of Our 2022 Executive Compensation Program
Severance and Change of Control Arrangements
We have entered into employment or severance arrangements with each of our NEOs, including a new employment agreement with Mr. Rodriguez in 2019 in connection with his transition to CEO. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders.

Notice of 2023 Annual Meeting and Proxy Statement	50

Compensation Discussion and Analysis

The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See the subsection titled “Potential Payments Upon Termination or Change of Control” below for a description of the severance and change in control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements.
Deferred Compensation Program
Our deferred compensation program permits certain teammates, including our NEOs, to defer compensation at the election of the participant. We do not utilize deferred compensation as a significant component of compensation, and there are no Company contributions or above-market returns available under the program.
Limited Other Personal Benefits
Our compensation program for executive officers is designed to emphasize compensation based on performance and compensation which serves to further align our executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide a limited number of other personal benefits to our executive officers. In assessing the level of perquisites provided to our executive officers, the Compensation Committee considers the overall targeted compensation to be delivered to the executive officers, factoring in the expected cost of the approved perquisites in its determination of such compensation.

The Compensation Committee has authorized limited personal use of fractionally-owned or chartered corporate aircraft by Mr. Rodriguez and Mr. Staffieri. The Compensation Committee believes that access to an aircraft for personal travel enables them to maximize their work hours, particularly in light of their demanding business travel schedules, and allows them greater time to attend to Company matters.
Share Ownership Requirements
Because a significant amount of the total compensation earned by our executive officers is in the form of equity, we have a management share ownership policy to ensure that executive officers accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our Common Stock. Our current policy applies to all executive officers and is similar to our share ownership policy that applies to all non-employee members of the Board as described above under the heading "Corporate Governance — Non-Employee Director Share Ownership Policy," except that the in-the-money value of vested but unexercised stock options and SSARs will count towards the ownership requirements applicable to our executive officers to reflect that the executives are able to exercise such SSARs and options at any point and are subject to the risk of fluctuations in stock price, similar to the Company's other stockholders. The chart below shows the salary multiple guidelines for the NEOs. As of the Record Date, each NEO was in compliance with our stock ownership policy. Restrictions and limitations with respect to hedging and pledging of Company securities by our executive officers are described under the heading "Corporate Governance—Insider Trading Policy— Hedging and Pledging."

Named Executive Officer	Guideline	Compliant with Guidelines
Javier J. Rodriguez	6x base salary	[__]
Michael D. Staffieri	3x base salary	[__]
Joel Ackerman	3x base salary	[__]
Kathleen A. Waters	3x base salary	[__]
James O. Hearty	3x base salary	[__]

Policy Regarding Clawback of Bonuses and Incentive Compensation

We have a clawback policy that permits the Board to recover annual bonuses and long-term incentive and equity-based compensation from executive officers and non-employee members of the Board in certain circumstances in which the Company had to restate all or a portion of its financial statements.

Specifically, in the event of a material accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under federal and/or state securities law, the Company’s CEO and CFO must repay any incentive-based compensation (net of any unreturnable taxes) paid to such person during the one-year period prior to the disclosure of such financial statement restatement which was awarded on the basis of the erroneous results and which is greater than the amount such person would have received had the Company’s financial statements been correctly reported. The Compensation Committee has the authority to cause other NEOs to do the same if they served during such one-year period.

In addition, if fraud or intentional misconduct of an executive officer or member of the Board was a significant contributing factor to a restatement, the Compensation Committee (or the Board, as applicable) has the authority to require the repayment of certain bonuses and incentive-based compensation, and the cancellation of, or reimbursement of amounts received with respect to, certain equity awards.

Our clawback policy also includes the “significant misconduct” by    a domestic Senior Vice President or above of the Company as another possible triggering event for the recoupment of certain compensation, including through the cancellation of, or reimbursement of amounts received with respect to, certain equity awards. The maximum amount of compensation that may be subject to the recoupment policy in this case is an amount equivalent to up to three years of a covered executive’s annual incentive compensation, and such compensation is generally at risk for a period of three years from the date of such misconduct.

The Company expects to review and modify the clawback policy as necessary to reflect the final New York Stock Exchange listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank").

Notice of 2023 Annual Meeting and Proxy Statement	52

Compensation Committee Report
The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
COMPENSATION COMMITTEE
Barbara J. Desoer, Chair
Pamela M. Arway
Paul J. Diaz
John M. Nehra
The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

Risk Considerations in Our Compensation Program
The Compensation Committee, with the assistance of Compensia, with respect to our executive compensation policies and practices, and Willis Towers Watson, with respect to the non-executive compensation policies and practices, conducted reviews of the Company’s material compensation policies and practices applicable to its teammates. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:
–a balance between cash and equity compensation;
–a balance between short-term and long-term performance focus;
–short-term incentive opportunities capped and not linked solely to any one specific goal;
–severance payments limited to 3x base salary and target bonus;
–equity awards with meaningful vesting requirements and, in some cases, holding requirements;
–a clawback policy that permits the Board to recover annual bonuses and longer-term cash incentive and equity-based compensation from executive officers and members of the Board under certain circumstances;
–share ownership guidelines;
–significant independent Compensation Committee oversight; and
–no hedging transactions and restricted pledging transactions involving equity securities of the Company by executives and members of the Board.

Notice of 2023 Annual Meeting and Proxy Statement	54

Executive Compensation
2022 Summary Compensation Table
The following table contains compensation information for our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)
Javier J. Rodriguez Chief Executive Officer	2022	1,200,000	—	—	—	1,173,805	610,776	2,984,581
	2021	1,200,000	—	—	—	1,743,799	354,640	3,298,439
	2020	1,246,154	—	—	68,496,958	3,282,480	406,773	73,432,365
Joel Ackerman Chief Financial Officer and Treasurer	2022	700,000	—	1,985,362	1,524,421	489,085	3,840	4,702,708
	2021	700,000	—	1,893,770	1,416,602	726,583	3,865	4,740,820
	2020	726,923	—	1,634,521	1,590,167	1,283,325	3,840	5,238,776
Michael D. Staffieri Chief Operating Officer, DaVita Kidney Care	2022	800,000	—	2,978,226	2,286,561	684,720	169,176	6,918,683
	2021	800,000	—	2,840,778	2,124,886	1,017,216	157,805	6,940,685
	2020	796,154	—	2,451,795	2,385,261	1,954,155	132,118	7,719,483
Kathleen A. Waters Chief Legal and Public Affairs Officer	2022	650,000	—	1,896,006	558,922	423,874	3,840	3,532,642
	2021	642,308	—	1,828,766	519,415	629,705	3,840	3,624,034
	2020	633,462	—	2,189,681	530,056	859,300	3,840	4,216,339
James O. Hearty Chief Compliance Officer	2022	500,000	—	689,414	203,219	264,446	3,840	1,660,919
	2021	500,000	—	664,963	188,870	387,511	4,068	1,745,412
	2020	519,231	—	556,353	185,529	547,080	3,840	1,812,033
1The 2020 salary earned for each NEO is higher than the NEO's base salary amount due to 27 pay periods in the year. For comparative purposes, 2022 and 2021 each had 26 pay periods.
2The amounts reported in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the NEO during the year as estimated by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"). In accordance with SEC rules, the amounts included in the Stock Awards column for the 2022 PSU awards are calculated based on the probable outcome of the performance conditions for such awards on the grant date. If the probable outcome of the performance conditions as of the grant date had been maximum performance, then the grant date fair value of such PSUs would have been as follows: Mr. Ackerman — $3,970,725; Mr. Staffieri — $5,956,453; Ms. Waters — $2,912,059; and Mr. Hearty — $1,058,886. See Note 18 to the Consolidated Financial Statements included in our 2022 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
3The amounts reported in this column represent the aggregate grant date fair value of SSAR awards granted to the NEOs during the year as estimated by the Company in accordance with FASB ASC Topic 718. See Note 18 to the Consolidated Financial Statements included in the 2022 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. The CEO Premium-Priced SSAR Award awarded to Mr. Rodriguez in 2019 and approved by stockholders in 2020, with a grant date fair value (on January 23, 2020 (the "Stockholder Approval Date")) of $68,496,958, represents the Black-Scholes value of the entire grant on the Stockholder Approval Date. Since the CEO Premium-Priced SSAR Award is intended to replace five years of grants for the CEO, the annualized grant equivalent value would be $13,699,392, resulting in a total compensation for 2020, on an annualized basis, of $18,634,799. This annualized total compensation amount is provided for additional context to illustrate how the Compensation Committee viewed the grant and is not intended to be a substitute for the amount reported in the 'Total' column above.
4 The amounts reported in this column represent amounts earned for performance periods ending in 2022, 2021, and 2020, respectively. The awards are reported for the year with respect to which they were earned, regardless of when the award was granted or paid. For 2020 through 2022, these amounts represent payouts with respect to the STI Programs for those respective years.
5 The amounts reported in this column are set forth by category below. Other than the use of a fractionally-owned or chartered corporate aircraft, the amounts disclosed are the actual or share of actual costs to the Company of providing these benefits. With respect to the personal use of fractionally-owned or chartered corporate aircraft, the incremental personal cost is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs, and excludes fixed costs that do not change based on usage as the fractionally-owned or chartered corporate aircraft is used primarily for business purposes. Occasionally, a spouse or other guest may accompany NEOs on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers and, in such instances, the value of such spouse or guest usage is included in such NEO's personal income in accordance with applicable tax regulations. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the 2022 Summary Compensation Table. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with

Executive Compensation
applicable tax regulations. Amounts reported in the "Other Personal Benefits" column below for Messrs. Rodriguez and Staffieri are solely for use of fractionally-owned or chartered corporate aircraft, except the amount reflected for Mr. Rodriguez also includes $828 attributable to gifts and personal use of Company sporting event tickets.

Name	Year	Other Personal Benefits ($)	Life Insurance Premiums ($)	Company Contribution to Defined Contribution Plan ($)	Total All Other Compensation ($)
Javier J. Rodriguez	2022	$606,600	$576	$3,600	$610,776
Joel Ackerman	2022	$—	$240	$3,600	$3,840
Michael D. Staffieri	2022	$165,240	$336	$3,600	$169,176
Kathleen A. Waters	2022	$—	$240	$3,600	$3,840
James O. Hearty	2022	$—	$240	$3,600	$3,840

Notice of 2023 Annual Meeting and Proxy Statement	56

Executive Compensation
2022 Grants of Plan-Based Awards Table
The following table sets forth information concerning plan-based awards made to each of the NEOs during 2022.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
Javier J. Rodriguez	—	—	1	$—	$1,800,000	$3,600,000	—	—	—	—	—	—	$—
Joel Ackerman	—	—	1	$—	$750,000	$1,500,000	—	—	—	—	—	—	$—
	3/15/2022	3/8/2022	2	$—	$—	$—	8,136	16,270	32,540	—	—	—	$1,985,362
	3/15/2022	3/8/2022	3	$—	$—	$—	—	—	—	—	43,388	$110.63	$1,524,421
Michael D. Staffieri	—	—	1	$—	$1,050,000	$2,100,000	—	—	—	—	—	—	$—
	3/15/2022	3/8/2022	2	$—	$—	$—	12,204	24,406	48,812	—	—	—	$2,978,226
	3/15/2022	3/8/2022	3	$—	$—	$—	—	—	—	—	65,080	$110.63	$2,286,561
Kathleen A. Waters	—	—	1	$—	$650,000	$1,300,000	—	—	—	—	—	—	$—
	3/15/2022	3/8/2022	2	$—	$—	$—	5,967	11,932	23,864	—	—	—	$1,456,030
	3/15/2022	3/8/2022	4	$—	$—	$—	—	—	—	3,977	—	—	$439,976
	3/15/2022	3/8/2022	3	$—	$—	$—	—	—	—	—	15,908	$110.63	$558,922
		—	5	$—	$1,000,000	$—	—	—	—	—	—	—	$—
James O. Hearty	—	—	1	$—	$400,000	$800,000	—	—	—	—	—	—	$—
	3/15/2022	3/8/2022	2	$—	$—	$—	2,170	4,339	8,678	—	—	—	$529,443
	3/15/2022	3/8/2022	4	$—	$—	$—	—	—	—	1,446	—	—	$159,971
	3/15/2022	3/8/2022	3	$—	$—	$—	—	—	—	—	5,784	$110.63	$203,219

1Represents applicable amounts for our 2022 STI Program under the DaVita Inc. 2020 Incentive Award Plan (the "2020 Plan"). The amount in the “Maximum” column represents the maximum amount the NEO was eligible to earn under the 2022 STI Program if all performance criteria were achieved at their highest payout level. The amount in the “Target” column represents the payout amount the NEO was eligible to earn under the 2022 STI Program if all performance criteria were achieved at their target payout level.
2This number represents PSUs awarded under the 2020 Plan. The PSU awards vest 50% each on March 15, 2025 and March 15, 2026, subject to the NEO’s continued employment and the achievement of the underlying performance conditions. For a description of the PSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2022” in this Proxy Statement.
3This number represents SSARs awarded under the 2020 Plan. The SSARs vest 50% each on March 15, 2025 and March 15, 2026, subject to the NEO's continued employment. For a description of the SSARs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2022” in this Proxy Statement.
4This number represents RSUs granted under the 2020 Plan. The RSUs vest 50% each on March 15, 2025 and March 15, 2026, subject to the NEO's continued employment. For a description of the RSUs, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2022” in this Proxy Statement.
5Represents the Waters Performance Cash Award granted to Ms. Waters under the 2020 Plan that will vest upon the achievement on or before December 31, 2023 of certain public policy-related performance goals. For a description of this cash LTI award, see the subsection titled “Compensation Discussion and Analysis — What We Pay and Why — Long-Term Incentive Program for 2022 — Waters Performance Cash Award” in this Proxy Statement.
6The amounts for SSARs, RSUs and PSUs represent the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. All SSARs granted have a five-year term. See Note 18 to the Consolidated Financial Statements included in our 2022 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

2022 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs as of December 31, 2022.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested[1] ($)
Javier J. Rodriguez	5/15/2018	88,213		—		$66.29	5/15/2023	—		—	—		—
	1/23/2020	1,250,000	2	1,250,000	2	$67.80	11/4/2024	—		—	—		—
	5/15/2019	—		—		—	—	34,847	5	$2,602,025	—		—
	5/15/2019	—		—		—	—	52,270	6	$3,903,001	8,711	8	$650,450
Joel Ackerman	5/15/2018	56,306		—		$66.29	5/15/2023	—		—	—		—
	6/20/2019	55,000	3	55,000	3	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		78,999	3	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		44,065	3	$108.93	3/15/2026	—		—	—		—
	3/15/2022	—		43,388	3	$110.63	3/15/2027	—		—	—		—
	5/15/2019	—		—		—	—	14,935	5	$1,115,196	—		—
	5/15/2019	—		—		—	—	22,400	6	$1,672,608	3,733	8	$278,743
	3/15/2020	—		—		—	—	8,343	7	$622,972	8,640	9	$645,149
	3/15/2021	—		—		—	—	—		—	11,361	10	$848,326
	3/15/2022	—		—		—	—	—		—	16,270	11	$1,214,881
Michael D. Staffieri	5/15/2018	243,994		—		$66.29	5/15/2023	—		—	—		—
	6/20/2019	100,000	4	100,000	4	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		118,499	3	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		66,097	3	$108.93	3/15/2026	—		—	—		—
	3/15/2022	—		65,080	3	$110.63	3/15/2027	—		—	—		—
	5/15/2019	—		—		—	—	39,825	5	$2,973,733	—		—
	3/15/2020	—		—		—	—	12,514	7	$934,420	12,961	9	$967,798
	3/15/2021	—		—		—	—	—		—	17,042	10	$1,272,526
	3/15/2022	—		—		—	—	—		—	24,406	11	$1,822,396
Kathleen A. Waters	5/15/2018	33,784		—		$66.29	5/15/2023	—		—	—		—
	6/20/2019	40,000	3	40,000	3	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		26,333	3	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		16,157	3	$108.93	3/15/2026	—		—	—		—
	3/15/2022	—		15,908	3	$110.63	3/15/2027	—		—	—		—
	5/15/2019	—		—		—	—	7,468	5	$557,636	—		—
	5/15/2019	—		—		—	—	11,200	6	$836,304	1,866	8	$139,334
	3/15/2020	—		—		—	—	6,583	5	$491,553	—		—
	3/15/2020	—		—		—	—	5,562	7	$415,315	5,760	9	$430,099
	3/15/2021	—		—		—	—	4,039	5	$301,592	—		—
	3/15/2021	—		—		—	—	—		—	8,332	10	$622,150
	3/15/2022	—		—		—	—	3,977	5	$296,963	—		—
	3/15/2022	—		—		—	—	—		—	11,932	11	$890,962
James O. Hearty	5/15/2018	26,276		—		$66.29	5/15/2023	—		—	—		—
	6/20/2019	25,000	4	25,000	4	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		9,217	3	$75.95	3/15/2025	—		—	—		—
	3/15/2021	—		5,875	3	$108.93	3/15/2026	—		—	—		—
	3/15/2022	—		5,784	3	$110.63	3/15/2027	—		—	—		—
	5/15/2019	—		—		—	—	3,485	5	$260,225	—		—
	5/15/2019	—		—		—	—	5,226	6	$390,225	871	8	$65,038
	3/15/2020	—		—		—	—	2,304	5	$172,040	—		—
	3/15/2020	—		—		—	—	1,946	7	$145,308	2,016	9	$150,535
	3/15/2021	—		—		—	—	1,469	5	$109,690	—		—
	3/15/2021	—		—		—	—	—		—	3,030	10	$226,250
	3/15/2022	—		—		—	—	1,446	5	$107,973	—		—
	3/15/2022	—		—		—	—	—		—	4,339	11	$323,993
1The market value of shares or units of stock that have not vested reflects the $74.67 per share closing price of our Common Stock on December 30, 2022, the last trading day of the year, as reported by the NYSE.
2These SSARs vest 50% each on November 4, 2022 and November 4, 2023.
3These SSARs vest 50% each on the third and fourth anniversaries of the grant date.
4These SSARs vest 50% each on the second and fourth anniversaries of the grant date.
5These RSUs vest 50% each on the third and fourth anniversaries of the grant date.
6These PSUs vest 100% on May 15, 2023.
7These PSUs vested 100% on March 15, 2023.
8These PSUs vest 100% on May 15, 2023. The amounts listed here reflect the shares that may be earned upon achievement of the target Relative TSR performance criterion.

Notice of 2023 Annual Meeting and Proxy Statement	58

9These PSUs vest 28.6% on March 15, 2023 and 71.4% on March 15, 2024, subject to the achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the threshold Adjusted Earnings per Share performance criterion and target Relative TSR performance criteria.
10These PSUs vest 36.4% on March 15, 2024 and 63.6% on March 15, 2025, subject to the achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the threshold 2023 Adjusted Earnings per Share performance criterion, target 2024 Adjusted Earnings per Share performance criterion and threshold for Relative TSR performance criteria.
11These PSUs vest 50% on March 15, 2025 and 50% on March 15, 2026, subject to achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the target performance criteria.

2022 Option Exercises and Stock Vested Table
The following table sets forth information concerning the exercise of SSARs (which are treated as options for this table) and the vesting of stock awards held by each of the NEOs during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Javier J. Rodriguez	25,798	$2,494,759	178,037	$17,812,602
Joel Ackerman	—	$—	67,388	$6,742,169
Michael D. Staffieri	—	$—	39,825	$3,984,491
Kathleen A. Waters	6,757	$653,403	44,003	$4,501,171
James O. Hearty	922	$101,320	10,109	$1,011,405
1Value realized on exercise is determined by subtracting the exercise or base price from the closing stock price at exercise, as reported by the NYSE, and multiplying the remainder by the number of shares exercised.
2Value realized on vesting is determined by multiplying the number of shares underlying RSUs or PSUs by the closing stock price on the date of vesting, as reported by the NYSE.
No Pension Benefits
The Company does not sponsor or maintain a defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement for any teammate, including the NEOs.
Nonqualified Deferred Compensation
The following table sets forth information concerning the Company’s Deferred Compensation Plan, a nonqualified deferred compensation plan.
2022 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1,2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Javier J. Rodriguez	—	—	($237,739)	—	$1,032,356
Joel Ackerman	—	—	($357,943)	—	$1,517,280
Michael D. Staffieri[4]	—	—	—	—	—
Kathleen A. Waters	$127,162	—	($174,130)	—	$1,262,781
James O. Hearty[4]	—	—	—	—	—
1These amounts are reported in the “Salary” and "Non-Equity Incentive Plan Compensation" columns in the 2022 Summary Compensation Table.
2Ms. Waters deferred $314,853 and $434,112 in 2021 and 2020, respectively.
3None of the earnings in this column are included in the 2022 Summary Compensation Table because they are not preferential or above market.
4Mr. Staffieri and Mr. Hearty did not participate in any of the Company’s nonqualified deferred compensation plans in 2022 or in any prior years.

Notice of 2023 Annual Meeting and Proxy Statement	60

Executive Compensation
Deferred Compensation Plan
The 2022 Nonqualified Deferred Compensation Table presents amounts deferred under our Deferred Compensation Plan.
Contributions
Under the Deferred Compensation Plan (effective for deferrals in 2015 and later years), participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual incentive payment that is earned in the same year as their base salary but payable in the following year.
Under the plan, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.
Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.
Payment of Benefits
Distributions are generally paid out in cash at the participant’s election. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.
In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant and provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.
Potential Payments Upon Termination or Change of Control
Employment Agreements and Severance Plan
Pursuant to the terms of his employment agreement, if Mr. Rodriguez's employment is terminated by the Company without cause or he resigns for good reason (each, a "Qualifying Termination"), then he will be entitled to receive (i) any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs, (ii) a payment equal to the product of (x) two (three in the case of a Qualifying Termination within two years after a change in control) (the "Severance Multiple"), and (y) the sum of his base salary in effect as of the date of termination and the average of the annual incentive bonus earned for the last two fiscal years before the fiscal year in which the termination occurs (the "Prior Bonus"), payable in installments or, in the case of a Qualifying Termination within two years after a change of control, in a lump sum, (iii) a prorated annual incentive bonus for the fiscal year in which the termination occurs (based on the actual bonus earned under the objective standards set for such year), (iv) continued health benefits at active teammate rates for a number of years equal to the Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer, and (v) the use of an office and services of an administrative assistant for a number of years equal to the Severance Multiple or until Mr. Rodriguez obtains other full-time employment. These payments are subject to forfeiture and repayment in the event that Mr. Rodriguez breaches the non-compete, non-solicit, non-disparagement or confidentiality covenants contained in his employment agreement.
Under the terms of their employment agreements, with respect to Messrs. Ackerman and Staffieri and Ms. Waters, and the DaVita Inc. Severance Plan for Directors and Above (the "Severance Plan"), with respect to Mr. Hearty, if their employment is terminated by the Company for any reason other than death, disability or material cause (or, in the case of Mr. Ackerman, if he resigns for good reason), then they would be entitled to receive (i) the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (i.e., base salary continuation for a period of one year, reduced dollar-for-dollar by the amount of any compensation received from another employer during the severance period), and (ii) with respect to Mr. Ackerman, (A) a bonus in the amount he received for the previous year, pro-rated based on the number of months served in the year of termination, and (B) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
In the event that Mr. Staffieri or Ms. Waters resigns for good cause, then they would be entitled to receive (i) in the case of Mr. Staffieri, base salary continuation for a period of one year (two years in the event of a resignation within 60 days following a good cause event after a change in control) and, in the case of Ms. Waters, the benefits set forth in the Severance Plan, pursuant to the terms and conditions of the plan in effect at the time of termination (but in no event less than base salary continuation for one year), and (ii) if their employment is terminated after April in a given year, a lump-sum payment equal to the bonus paid in the year prior to the year in which the termination occurs, pro-rated for the number of months served in the year of termination.
If Mr. Ackerman's employment is terminated by the Company or any reason other than death, disability or material cause or if he resigns for good reason, in each case, within 12 months following a change of control, then he would be entitled to receive (i) a lump-sum payment equal to two times the sum of his base salary and an amount equal to the bonus received for the year prior to the year in which the termination occurs, and (ii) continued health benefits at active teammate rates for 18 months or until Mr. Ackerman becomes eligible to receive substantially similar coverage from another employer or other source.
Other Severance Payments and Benefits
In the event of termination as a result of death, the estates of the NEOs will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO is as follows: $1,200,000 for Mr. Rodriguez; $500,000 for Mr. Ackerman; $700,000 for Mr. Staffieri; $500,000 for Ms. Waters; and $500,000 for Mr. Hearty. The amounts are equal to one times the base salary of the NEO at the time of benefits elections, subject to certain caps.
In the event of a termination of Ms. Waters' employment by the Company without cause or her resignation for good reason, in each case, following a change in control and prior to the expiration of the performance period on December 31, 2023, then the Waters Performance Cash Award will remain outstanding and eligible to vest if the applicable performance goal is achieved prior to the expiration of the performance period. In addition, the Compensation Committee retains the discretion to pay some or all of the Waters Performance Cash Award in the event of her termination of employment due to death or disability.
The Company does not provide for tax gross-ups in any employment agreements. Mr. Rodriguez's employment agreement provides that in the event that payments to Mr. Rodriguez would be subject to the excise tax imposed by Section 4999 of the Code, then the payments would be either (i) reduced so that no portion of the payments would be subject to such excise tax, or (ii) paid in full, whichever produces the better net after-tax position to the executive.
To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements generally also include, among other things, nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment. Further, as a condition of receiving the severance benefits described above, Ms. Waters must, during the period of time when she is receiving such benefits, (i) make herself available to answer questions and cooperate in the transition of her duties, (ii) respond to any inquiries from the Company's compliance department, including making herself available for interview, and (iii) cooperate with the Company in the prosecution and/or defense of any claim, including making herself available for any interview, appearing at depositions, and producing requested documents. The Company will reimburse Ms. Waters for any out-of-pocket expenses she may incur.

Notice of 2023 Annual Meeting and Proxy Statement	62

Executive Compensation
Severance Payments and Benefits
The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs, under the circumstances described below, assuming that his or her employment had been terminated on December 31, 2022. For a description of the value of stock-based awards held by Messrs. Rodriguez, Ackerman, Staffieri, and Hearty and Ms. Waters that are subject to accelerated vesting upon a termination of employment, see the subsection titled “— Accelerated Vesting of Stock-Based Awards” below.

	Payment of Base Salary (or multiple thereof) for a specified period following termination		Bonus		Continued Health Benefits for a Specified Period Following Termination		Office and Secretarial Assistance		Total Value[1]
Javier J. Rodriguez
Death	$—		$—	2	$—		$—		$—
Disability	$—		$—	2	$—		$—		$—
Involuntary Termination Without Cause	$7,426,279	3	$1,173,805	4	$51,946	5	$245,155	6	$8,897,185
Resignation for Good Reason	$7,426,279	3	$1,173,805	4	$51,946	5	$245,155	6	$8,897,185
Resignation for Good Reason or by the Company Without Cause after a Change of Control	$11,139,419	3	$1,173,805	4	$77,919	5	$372,347	6	$12,763,490
Joel Ackerman
Involuntary Termination Without Material Cause	$700,000	7	$726,583	8	$36,692	9	$—		$1,463,275
Resignation for Good Cause	$700,000	7	$726,583	8	$36,692	9	$—		$1,463,275
Resignation Following a Good Cause Event or by the Company Without Material Cause after a Change of Control	$1,400,000	10	$726,583	11	$36,692	9	$—		$2,163,275
Michael D. Staffieri
Involuntary Termination Without Material Cause	$800,000	7	$—		$—		$—		$800,000
Resignation for Good Cause	$800,000	7	$1,017,216	8	$—		$—		$1,817,216
Resignation in connection with a Change of Control	$1,600,000	10	$1,017,216	8	$—		$—		$2,617,216
Kathleen A. Waters
Involuntary Termination Without Material Cause	$650,000	7	$—		$—		$—		$650,000
Resignation for Good Cause	$650,000	7	$629,705	8	$—		$—		$1,279,705
James O. Hearty
Involuntary Termination Without Material Cause	$500,000	7	$—		$—		$—		$500,000
1Does not include any amounts payable to Mr. Rodriguez, Mr. Ackerman or Ms. Waters pursuant to our Deferred Compensation Plan which amounts are included in the 2022 Nonqualified Deferred Compensation Table as such amounts are currently vested.
2Mr. Rodriguez (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. As of December 31, 2022, Mr. Rodriguez had fully earned and received his bonus for 2021, the fiscal year prior to the year of assumed termination and accordingly, no bonus amount for Mr. Rodriguez is included in the table above.
3Mr. Rodriguez will be entitled to receive a lump-sum payment equal to the product of (x) the applicable Severance Multiple, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. The amount reported in the table above reflects the product of (x) the applicable Severance Multiple, and (y) the sum of Mr. Rodriguez’s base salary as of December 31, 2022, which was $1,200,000, and the average of Mr. Rodriguez’s 2021 annual incentive bonus in the amount of $1,743,799 and Mr. Rodriguez’s 2020 annual incentive bonus in the amount of $3,282,480.
4Mr. Rodriguez will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Rodriguez will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the 2020 Plan for the fiscal year in which the termination occurs) through and including the date of termination. Because Mr. Rodriguez had served for the entire year, there would have been no pro-rata reduction upon a termination as of December 31, 2022 and this amount reflects his 2022 annual incentive bonus as reported in the 2022 Summary Compensation Table.
5Mr. Rodriguez will continue to receive his health benefits for a number of years equal to the applicable Severance Multiple, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Rodriguez for the applicable period, based on current insurance premium costs.
6Mr. Rodriguez will be entitled to the use of an office and services of an administrative assistant for a number of years equal to the applicable Severance Multiple or until he obtains other full-time employment. The amount above reflects the estimated costs to us of providing the continued salary for an administrative assistant's services for the applicable period based on the Company's current salary and benefits costs and assuming that Mr. Rodriguez utilizes such services for the full period. Mr. Rodriguez also receives use of an office space; however there is no additional cost associated with these items as the assumption is that he would use a Company office.
7The executive will be entitled to receive the executive's salary for the one-year period following termination. As of December 31, 2022, the base salaries for the NEOs participating in the Severance Plan were as follows: Mr. Ackerman — $700,000; Mr. Staffieri — $800,000; Ms. Waters — $650,000; and Mr. Hearty — $500,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by the executive from another employer during the severance period, and the executive is obligated to use reasonable efforts to find employment during such period.
8Represents a lump sum payment equal to the bonus paid in the year prior to the termination, prorated for the number of months served in the year the executive's employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to the executive for 2021.
9Mr. Ackerman will continue to receive his health benefits for the 18-month period following his termination without material cause or resignation for good cause, subject to earlier termination in the event Mr. Ackerman accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Ackerman for the 18-month period following termination, based on current insurance premium costs.
10Represents a lump sum payment equal to two times the sum of the executive's base salary in effect as of the date of termination. The amount reported in the table above for Messrs. Ackerman and Staffieri reflects two times their base salaries of $700,000 and $800,000, respectively, as of December 31, 2022.
11Represents a lump sum payment equal to the bonus paid in the year prior to the termination. This severance amount is reported as the bonus paid to Mr. Ackerman for 2021, which was $726,583.
Accelerated Vesting of Stock-Based Awards
Change of Control
For grants and awards of SSARs, PSUs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a change of control, the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a change of control by the Company (or the acquiring entity) other than for cause or, if applicable, by the NEO in accordance with the termination for good reason provisions of the NEO’s employment agreement, if any, then, in any such case, the SSAR, PSU or RSU awards will automatically vest and become immediately exercisable in their entirety, with such vesting to be effective as of immediately prior to the effective date of the change of control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a change of control, all PSU performance metrics in which the performance period has not completed, are converted to a Relative TSR metric. The number of shares issuable are then determined based on the Company’s Relative TSR performance (as described in the Compensation Discussion and Analysis) based on an ending average price period of the 30 calendar days immediately preceding the change of control.
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2022.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$8,587,500	$7,017,636
Joel Ackerman	$1,224,300	$5,641,991
Michael D. Staffieri	$2,226,000	$6,925,344
Kathleen A. Waters	$890,400	$4,449,510
James O. Hearty	$556,500	$1,755,640
1Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 30, 2022 (last trading day of the year), which was $74.67 per share, as reported by the NYSE.
2Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our Common Stock on December 30, 2022, which was $74.67 per share, as reported by the NYSE. For PSUs, performance through December 31, 2022 was used to determine the shares that would vest upon a change of control. Per the award agreements, all PSU performance metrics in which the performance period has not completed, convert to a Relative TSR performance metric upon a change of control.

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Other Termination Events
The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs in the event of death or disability and assumes that the triggering event took place on December 31, 2022.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$6,777,131	$7,155,476
Joel Ackerman	$1,224,300	$7,059,899
Michael D. Staffieri	$2,226,000	$8,963,909
Kathleen A. Waters	$890,400	$5,448,967
James O. Hearty	$556,500	$2,118,538
1Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 30, 2022 (the last trading day of the year) for the relevant awards, which was $74.67 per share, as reported by the NYSE.
2Values are based on the aggregate number of shares underlying PSUs (at target except for PSU performance metrics in which the performance period has completed) and RSUs for the relevant awards, multiplied by the closing sale price of our Common Stock on December 30, 2022, which was $74.67 per share, as reported by the NYSE.
The Company's equity award agreements with the NEOs generally provide for full vesting in the event of death or disability, with PSUs (excluding those with performance metrics in which the performance period has completed) vesting at their target number of shares, and do not provide for any accelerated vesting for a termination without cause or due to good reason absent a change of control of the Company. However, the CEO Premium-Priced SSAR Award provides for pro-rata vesting in the event of death, termination due to disability, Mr. Rodriguez's termination of employment by the Company without cause or termination of employment by Mr. Rodriguez due to good reason based on his period of service during the vesting period. The table above reflects the $6,777,131 associated with the pro-rata vesting of the CEO Premium-Priced SSAR Award based on the period served during the vesting periods and the closing sale price of our Common Stock on December 30, 2022, which was $74.67 per share, as reported by the NYSE, and which would vest upon death, termination due to disability, termination by the Company without cause or termination by Mr. Rodriguez due to good reason. In the event of a termination without cause or termination due to good reason not in connection with a change of control, the shares acquired would remain subject to the five-year holding requirement of the award.

Pay Ratio Disclosure
As required by Section 953(b) of Dodd-Frank, the Company is providing the following disclosure about the relationship of the annual total compensation of Mr. Rodriguez, our Chief Executive Officer, to the annual total compensation of our teammates.
Ratio
For 2022, based on the methodology described below:
–The median of the annual total compensation of all of our teammates, other than Mr. Rodriguez, was $67,488.
–As we have included the value of non-discriminatory benefits in the calculation of the median teammate’s annual total compensation, Mr. Rodriguez’s annual total compensation, as reported in the 2022 Summary Compensation Table, has been adjusted to also include the value of non-discriminatory benefits. As a result of the foregoing, Mr. Rodriguez’s annual total compensation was $3,007,620 for purposes of this calculation.
–Based on the information above, the ratio of the annual total compensation of Mr. Rodriguez to the median of the annual total compensation of all teammates is estimated to be 45 to 1.1
We believe the SEC CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the SEC CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Identification of Median Teammate
We selected October 31, 2022 as the date on which to identify our median teammate for 2022 (such date, the "2022 determination date").
Our teammate population on the 2022 determination date consisted of 70,361 individuals, of which 57,677 were in the U.S. and 12,684 were outside the U.S. We excluded from the pay ratio calculation certain teammates based in non-U.S. jurisdictions as permitted by SEC rules.2 As a result, we used a total workforce of 67,980 teammates for the median teammate calculation, of which 57,677 were in the U.S. and 9,303 were outside the U.S.
For purposes of identifying the median teammate from our teammate population base, we considered gross income, including pre-tax contributions to the Company's 401(k) and health and welfare plans, as compiled from our payroll and benefits records. We selected this measure as it captures the principal forms of compensation delivered to all of our teammates and this information is readily available with respect to our teammates. In addition, we measured compensation for purposes of determining the median teammate using the 12-month period ending on the 2022 determination date. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.
In determining the annual total compensation of the median teammate, such teammate’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive
1 Mr. Rodriguez’s annual total compensation for 2022 reflects the fact that he did not receive an equity grant in 2022, since the CEO Premium-Priced SSAR Award that he received in 2019 was intended to replace five years of awards to Mr. Rodriguez. The Company has also calculated an alternate pay ratio including an annualized figure for Mr. Rodriguez’s CEO Premium-Priced SSAR Award, using one-fifth of the grant date fair value of the CEO Premium-Priced SSAR Award to reflect the intended five-year term of the award, and adding that amount to his reported 2022 compensation. When calculated in this manner, the alternative pay ratio is estimated to be 248 to 1.
2 Relying on this rule, which permits such exclusions so long as we do not exclude more than 5% of our total teammates, we excluded a total of 3,381 teammates in the following jurisdictions in 2022: Poland (1,426); Portugal (516); Colombia (1,176); Netherlands (3); and United Kingdom (260).

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compensation disclosure rules, provided that we also, as permitted by those rules, included the value of certain non-discriminatory benefits. Variability in the value of these non-discriminatory benefits year-over-year may drive similar variability in the annual total compensation of the median teammate.

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid” ("CAP"), as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to SSARs, RSUs and PSUs, which remain subject to forfeiture if the vesting conditions are not satisfied.

Year [1]	Summary Compensation Table Total for PEO [2] ($)	Compensation Actually Paid to PEO [3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs [2] ($)		Average Compensation Actually Paid to Non-PEO NEOs [4] ($)		Value of Initial Fixed $100 Investment Based On: [5]		Net Income ($)	Adjusted Earnings per Share [7] ($)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return [6] ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)
2022	2,984,581	(86,403,681)	4,203,738		(6,085,207)		99.52	118.22	781,643,000	7.13
2021	3,298,439	(13,076,235)	4,262,738		4,442,398		151.62	147.19	1,211,762,000	9.24
2020	73,432,365	171,946,681	6,453,315	8	23,955,493	8	156.47	133.81	994,677,000	7.82
1.Javier J. Rodriguez served as the Company’s principal PEO for the entirety of 2022, 2021 and 2020 and the Company’s other NEOs for the applicable years were as follows:
–2022: Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
–2021: Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
–2020: Kent Thiry; Joel Ackerman; Michael D. Staffieri; Kathleen A. Waters; and James O. Hearty.
2.Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Rodriguez and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the principal executive officer for such years.
3.Amounts reported in this column are calculated per the SEC disclosure rules to represent the compensation actually paid to Mr. Rodriguez as the Company’s Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2022	2021	2020
Summary Compensation Table - Total Compensation(a)	$2,984,581	$3,298,439	$73,432,365
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	$—	$—	$(68,496,958)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(c)	$—	$—	$146,273,000
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(d)	$(43,928,697)	$(17,202,972)	$20,182,219
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	$(45,459,565)	$828,298	$556,055
- Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	$—	$—	$—
= Compensation Actually Paid	$(86,403,681)	$(13,076,235)	$171,946,681
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)Represents the aggregate grant date fair value of the stock awards and option awards granted to Mr. Rodriguez during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Rodriguez’s outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by Mr. Rodriguez as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

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(e)Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to Mr. Rodriguez and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by Mr. Rodriguez that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Rodriguez’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
4.Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Rodriguez in the indicated fiscal year, as calculated per the SEC disclosure rules based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average (a)
	2022	2021	2020
Summary Compensation Table - Total Compensation(b)	$4,203,738	$4,262,738	$6,453,315
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(c)	$(3,030,532)	$(2,869,513)	$(2,304,672)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year(d)	$2,138,535	$4,259,310	$5,956,968
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years(e)	$(7,774,431)	$(1,644,036)	$11,099,139
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(f)	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	$(1,622,517)	$433,899	$2,750,743
- Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	$—	$—	$—
= Compensation Actually Paid	(6,085,207)	4,442,398	23,955,493
(a)Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b)Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718.
(d)Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(e)Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
5.Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
6.The TSR Peer Group consists of the Standard & Poor’s Health Care Services Select Industry Index, an independently prepared index that includes companies in the healthcare industry.
7.As noted in the CD&A, for 2022, the Compensation Committee determined that Adjusted Earnings per Share continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in the 2022 LTI Program. “Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted Earnings per Share represents our diluted net income per share attributable to DaVita Inc., adjusted as reported in our earnings release to exclude certain items from net income that we do not believe are indicative of our ordinary results of operations, including, among other things, impairment charges, gains and losses on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges, and further adjusted to exclude the impact of expenses associated with opposing ballot initiatives, as applicable. The amount reported for each reporting year in this table represents the Adjusted Earnings per Share calculated in accordance with the PSU awards granted during the applicable reporting year. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
8.Includes severance benefits received by our former Executive Chairman that were payable in 2020 in accordance with the terms of his employment agreement and which we do not view as representative of the Company's annual compensation program.

Relationship Between Pay and Performance

We believe the compensation actually paid, as calculated in accordance with SEC disclosure rules, in each of the years reported above and over the three-year cumulative period reflect the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to our stock performance and our varying levels of achievement against pre-established performance goals under our 2022 STI Program and 2022 LTI Program, including our Adjusted Earnings per Share performance. The CD&A describes in greater detail the Compensation Committee's emphasis on "pay-for-performance" and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation.

Because of the leverage of our executive compensation program towards long-term incentives through grants of some combination of PSUs, SSARs and RSUs, the compensation actually paid is most significantly impacted by changes in our stock price over the vesting period of those awards. In addition, this Pay Versus Performance disclosure is significantly impacted by the unique, up-front CEO Premium-Priced SSAR Award granted to Mr. Rodriguez in connection with his 2019 transition to the CEO role, which was designed to incentivize long-term stockholder value creation. The CEO Premium-Priced SSAR Award is intended to be five years' worth of equity awards (through November 2024), granted upfront with a base price set at a 56% premium to the price per share on the day before Mr. Rodriguez assumed the role of CEO, and a 20% premium to the price per share at which the Company purchased shares in its then recently completed modified "Dutch auction" tender offer. Mr. Rodriguez has not received an equity grant from the Company since the CEO Premium-Priced SSAR Award was approved by the Board in 2019. The CEO Premium-Priced SSAR Award vested 50% in November 2022 and the remaining 50% is scheduled to vest in November 2023 and expires five years from the 2019 Board approval date of the award. Because of the up-front nature of the grant as well as its strong linkage to our stock price, the compensation actually paid to our CEO, as calculated per the SEC disclosure rules, has fluctuated significantly since the year of grant. Note that as of the end of 2022, Mr. Rodriguez has not exercised any of the CEO Premium-Priced SSAR Award. The values shown as compensation actually paid for Mr. Rodriguez include the fair value of the award at the end of 2020 and 2021. The 2022 value shown includes the fair value at vesting of the first tranche and the fair value at the end of 2022 for the unvested tranche. Decreases in value during each of these periods is due primarily to decreases in our stock price. Neither the positive value in 2020 nor the subsequent negative values in 2021 and 2022 reflect the amount Mr. Rodriguez may receive when he actually does exercise the CEO Premium-Priced SSAR Award. Mr. Rodriguez has until November 4, 2024, the five-year anniversary of the award date, to exercise the CEO Premium-Priced SSAR Award, otherwise it will be forfeited by Mr. Rodriguez. In addition, the CEO Premium-Priced SSAR Award has a holding period requiring Mr. Rodriguez to hold any shares received from exercising the award through the fifth anniversary of the date of Board approval of the grant. Accordingly, Mr. Rodriguez cannot realize any value from the CEO Premium-Priced SSAR Award until November 4, 2024, and the ultimate value realized by Mr. Rodriguez is highly uncertain and dependent upon the long-term sustainable value created for the Company's stockholders and his exercise of the CEO Premium-Priced SSAR Award before its November 4, 2024 expiration date. For additional information on the CEO Premium-Priced SSAR Award, see the subsection titled "Compensation Discussion and Analysis — What We Pay and Why — CEO Compensation." Our Pay Versus Performance disclosure is also impacted by the severance benefits received by our former Executive Chairman in 2020 that were payable in accordance with the terms of his employment agreement and which we do not view as representative of the Company's annual compensation program. The following graph illustrates the relationship between pay and performance, as calculated per the SEC disclosure rules.

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Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. In addition to these financial metrics, the Company's executive compensation program is impacted by our performance with respect to ESG goals and the achievement by the executive officers of customized objectives under the STI Program. Our ESG goals are included as a significant element of our STI Program because they collectively represent ESG criteria that are priorities for the Company. Please see the CD&A for further information regarding the following financial performance measures as well as the ESG and customized objectives used in the STI Program.

Four Most Important Financial Performance Measures for Determining NEO Compensation
Adjusted Earnings per Share
Free cash flow from continuing operations
Consolidated adjusted operating income
Total shareholder return

Realizable Pay
To underscore the alignment of our executive pay with performance and the rigor of the Company's incentive compensation criteria, the chart below compares Mr. Rodriguez's realizable pay (actual cash compensation and the intrinsic value of equity-based compensation as of year-end) ("Realizable Pay") for the three-year period for which compensation is disclosed in this Proxy Statement (2020, 2021 and 2022). This disclosure regarding Realizable Pay provides supplemental disclosure and should not be viewed as a substitute for the "Summary Compensation Table" or the "Pay Versus Performance" disclosure.

Realizable Pay[1]
$25.0
$20.0
$15.0
$10.0
$5.0
$-
2020
2021
2022
Salary
Non-Equity Incentive Comp
Equity Comp

1The Realizable Pay represents the sum of (a) actual salary received in the indicated year, (b) STI Program payments earned for the performance year, and (c) the actual intrinsic value as of December 31, 2022 of any equity awards granted in the applicable year. The CEO Premium-Priced SSAR Award was the only equity award granted to Mr. Rodriguez during 2020 and he was not granted any equity awards in 2021 or 2022. The intrinsic value of the CEO Premium-Priced SSAR Award is calculated as the "in-the-money" value, or the difference between the base price of the award and the closing stock price of $74.67 per share as of December 30, 2022 (the last trading day of 2022), multiplied by the number of shares subject to the CEO Premium-Priced SSAR Award.

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Compensation of Directors

Compensation of Directors
The following table sets forth information concerning the compensation of our non-employee directors during 2022. Mr. Rodriguez serves as a member of our Board but, as an executive officer of the Company, Mr. Rodriguez does not receive any additional compensation for his services as a member of our Board.
2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned ($)[1]	Stock Awards ($)[2]	SSAR Awards ($)[3]	Total ($)
Pamela M. Arway	$280,000	$189,965	$—	$469,965
Charles G. Berg	$95,000	$189,965	$—	$284,965
Barbara J. Desoer	$177,500	$189,965	$—	$367,465
Paul J. Diaz	$155,000	$189,965	$—	$344,965
Jason M. Hollar[4]	$67,308	$76,790	$—	$144,098
Dr. Gregory J. Moore, M.D., Ph.D.	$105,000	$189,965	$—	$294,965
John M. Nehra	$155,522	$189,965	$—	$345,487
Paula A. Price[5]	$72,500	$131,492	$—	$203,992
Adam H. Schechter[6]	$32,174	$5,685	$—	$37,859
Phyllis R. Yale	$140,000	$189,965	$—	$329,965
1Consists of the amounts described below under the subsections “— Annual Retainers” and “— Meeting Fees”. With respect to Ms. Desoer, includes $10,000 in per diem compensation paid pursuant to the Company’s Non-Employee Director Compensation Policy for additional time spent in 2022 on Board matters. With respect to Mr. Hollar, includes the prorated portion of the $20,000 second quarter cash retainer in the amount of $12,308. With respect to Mr. Nehra, includes the prorated portion of the $12,500 second quarter cash retainer for service as Chair of the Audit Committee in the amount of $3,022. With respect to Ms. Price, includes the prorated portion of the $12,500 second quarter cash retainer for service as Chair of the Audit Committee and prorated portion of the $20,000 second quarter cash retainer in the total amount of $25,000. With respect to Mr. Schechter, includes the prorated portion of the $20,000 third quarter cash retainer in the amount of $2,174.
2The amounts reported in this column reflect the aggregate grant date fair value of all direct stock issuance awards ("DSI") granted to our non-employee directors during 2022 as estimated by the Company in accordance with FASB ASC Topic 718. This includes four quarterly grants under the Director Compensation Policy (as defined below) granted on March 15, 2022; May 15, 2022; August 15, 2022; and November 15, 2022. Messrs. Hollar and Schechter received prorated quarterly grants on August 15, 2022 and November 15, 2022, respectively, for the quarters they joined the Board. Ms. Price received a prorated quarterly grant amount on her last day of board service, June 9, 2022. See Note 18 to the Consolidated Financial Statements included in our 2022 Form 10-K for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718.
3No SSAR awards were granted to non-employee directors during 2022. As of December 31, 2022, each non-employee director had the following number of SSARs outstanding: Mr. Berg, 10,766; Ms. Desoer, 7,165; Mr. Nehra, 7,165; and Ms. Yale, 7,165.
4Mr. Hollar was appointed to the Board, effective May 6, 2022.
5Ms. Price resigned from the Board, effective June 9, 2022.
6Mr. Schechter was appointed to the Board, effective September 20, 2022.

Compensation of Directors
Director Compensation Policy
Our non-employee director compensation program, which is embodied in our non-employee director compensation policy (the “Director Compensation Policy”), is designed to attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. The Compensation Committee is responsible for recommending to the Board the compensation of our non-employee directors. As part of this process, the Compensation Committee reviews the compensation program for our non-employee directors no less than annually and considers input from its independent compensation consultant, Compensia, regarding general market practices on director compensation as well as comparative market data for our comparator peer group, which is the same peer group used for purposes of evaluating the competitiveness of our executive compensation program. The Compensation Committee also considers feedback received on our director compensation program through engagement with our stockholders.
The following describes the compensation paid to our non-employee directors for service as a director during 2022 under the Director Compensation Policy as set forth in the table above. Directors who are current teammates or officers do not receive compensation for service on the Board or any committee of the Board.
Stock-Based Compensation
Annual Grant. Under the Director Compensation Policy, each of our non-employee directors is entitled to receive DSIs granted in four equal installments on March 15, May 15, August 15 and November 15 (each, a "Grant Date"), in an amount determined by dividing $47,500 (increased to $50,000, effective January 1, 2023, representing the first increase in the annual grant value since 2017) by the closing market price of our Common Stock on the applicable Grant Date, or if the Grant Date does not fall on a trading day, then the last trading day prior to the Grant Date. The DSIs shall be prorated, as applicable, including for new directors, based on the number of days of service on the Board.
Annual Retainers
Annual Retainer. Pursuant to the Director Compensation Policy, each of our non-employee directors was entitled to receive an annual retainer of $80,000 (increased to $100,000, effective January 1, 2023, representing the first increase in the annual retainer since 2014), in cash per year, paid quarterly in arrears. The quarterly retainer due to a director elected during a quarter is prorated based on the days of service on the Board during the applicable calendar quarter.
Independent Chair Retainer. Pursuant to the Director Compensation Policy, a director serving as the independent Chair of the Board ("Independent Chair") receives an additional retainer of $175,000 in cash per year, paid quarterly in arrears, in light of the extra time commitment and responsibilities of the Independent Chair. The quarterly retainer due to the Independent Chair is to be prorated based on the number of days of service as Independent Chair during the applicable calendar quarter.
If the Independent Chair also serves as a chair of any committee of the Board, the Independent Chair will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainer he or she is entitled to receive as the Independent Chair.
Committee Chairs Retainer. Under the Director Compensation Policy, the chairs of the Audit, Compensation and Compliance and Quality Committees received an additional retainer of $50,000 in cash per year and the chair of the Nominating and Governance Committee received an additional retainer of $35,000 in cash per year (increased to $50,000, effective January 1, 2023), each paid quarterly in arrears. The quarterly retainer due to a director elected or appointed to a Committee during a quarter is prorated based on the days of service as chair of a committee during the applicable calendar quarter.
Meeting Fees
Board Meetings. Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.
Special Board Meetings. Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.

Notice of 2023 Annual Meeting and Proxy Statement	74

Compensation of Directors

Committee Meetings. For committee meetings, non-employee directors who are committee members or whose participation was requested by the chair of a committee are entitled to receive additional compensation of $2,500 in cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.
Expense Reimbursement and Per Diem Compensation
Expense Reimbursement. Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.
Per Diem Compensation. Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the Independent Chair, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal Board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Independent Chair, the Compensation Committee or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. During 2022, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

Certain Relationships and Related Person Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our Common Stock and immediate family members of these persons. We refer to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a related person has a direct or indirect material interest, as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transaction Policy by our Audit Committee or, if our Audit Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.
When determining whether to approve or ratify a related person transaction, the Audit Committee or the disinterested members of the Board shall consider all relevant information available concerning the related person transaction, including, without limitation, the following:
–the size of the transaction and the amount payable to a related person;
–the nature of the interest of the related person in the transaction;
–whether the transaction may involve a conflict of interest;
–whether the transaction was undertaken in the ordinary course of business of the Company;
–whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
–any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the transaction.
There were no related person transactions from January 1, 2022 through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Audit Committee Report
The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.
The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), as well as monitoring the independence, qualifications and performance of KPMG and the scope and effectiveness of the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.
Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee engaged KPMG to conduct the independent audit for the year ended December 31, 2022. The Audit Committee reviewed and discussed with management the Company's audited consolidated financial statements, as of and for the year ended December 31, 2022. The Audit Committee also discussed with KPMG the matters required to be reviewed and discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
Based upon the Audit Committee’s reviews and discussions, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

John M. Nehra (Chair)*
Barbara J. Desoer
Jason M. Hollar*
Adam H. Schechter

*As of February 22, 2023, the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, Mr. Nehra was Chair of the Audit Committee. Mr. Hollar assumed the role of Audit Committee Chair effective as of March 13, 2023.

Stockholder Proposals and Nominations for 2024 Annual Meeting
If you wish to present a proposal for action at the 2024 Annual Meeting and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 27, 2023 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.
Our Bylaws include provisions permitting, subject to certain terms and conditions, stockholders or groups of stockholders who have continuously owned at least 3% of the outstanding shares of the Company’s Common Stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2024 Annual Meeting and wish to have the nominee included in the proxy statement and form of proxy that management will prepare, you must notify us no later than the close of business December 27, 2023, and no earlier than the close of business November 27, 2023. However, if we hold our 2024 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2024 Annual Meeting and (ii) not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials. If you wish to present a proposal for action at the 2024 Annual Meeting, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2024 Annual Meeting outside of the proxy access provisions of our Bylaws, our Bylaws require that you must notify us no later than the close of business March 8, 2024, and no earlier than the close of business February 7, 2024. However, if we hold our 2024 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of our 2023 Annual Meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and (ii) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting was first made.
We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our Bylaws are available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024.

Notice of 2023 Annual Meeting and Proxy Statement	78

General Information
We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board, for use at our Annual Meeting, which will be held on June 6, 2023, at 10:00 AM Mountain Time. The Annual Meeting will be a live audio webcast available at www.virtualshareholdermeeting.com/DVA2023, where you will be able to attend, vote your shares electronically and submit questions.
The proxies solicited for the Annual Meeting will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The Record Date for the Annual Meeting is the close of business on April 14, 2023. All holders of record of our Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials ("e-proxy notice"), proxy card or voting instruction form. The audio webcast will begin promptly at 10:00 AM Mountain Time. Online check-in will begin at 9:45 AM Mountain Time, and you should allow ample time for the check-in procedures. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the Annual Meeting log in page at www.virtualshareholdermeeting.com/DVA2023.
If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform beginning at 9:45 AM Mountain Time on the meeting day, type your question into the “Ask a Question” field, and click “Submit.” We intend to answer questions submitted by stockholders during the Annual Meeting that comply with the Annual Meeting rules of conduct, which will be posted on the virtual meeting platform.
We are using the "e-proxy" rules adopted by the SEC to furnish proxy materials to our stockholders over the Internet. Under the e-proxy rules, the e-proxy notice will be mailed on or about [_______], 2023 to our stockholders of record and beneficial owners of our Common Stock as of the Record Date, in lieu of a printed copy of our proxy materials. We believe using this e-proxy notice model allows us to reduce costs and helps reduce our carbon footprint.
If you receive an e-proxy notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. If you received an e-proxy notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the e-proxy notice.
Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote prior to the Annual Meeting. Voting in advance will help ensure that your shares will be voted at the Annual Meeting.
Unless you instruct otherwise in your proxy, any proxy that is given and not revoked will be voted at the Annual Meeting:
–FOR the election of the nine director nominees identified in this Proxy Statement each to serve until the 2024 Annual Meeting or until their successors are duly elected and qualified;
–FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;
–FOR the approval, on an advisory basis, of the compensation of our NEOs;
–for the approval, on an advisory basis, of holding future advisory votes on NEO compensation every 1 YEAR;
–FOR the approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation; and
–With regard to all other matters properly presented for a vote at the Annual Meeting, as determined by the Company Proxies in their best judgment.

Voting Information
Our only voting securities are the outstanding shares of our Common Stock. As of the Record Date, we had approximately [_____] shares of Common Stock outstanding. Each stockholder of record as of the Record Date is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the NYSE, your broker, bank or other nominee may not vote your uninstructed shares in the election of directors and certain other matters absent specific voting instructions. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present at the Annual Meeting or represented by their proxies and entitled to vote at the Annual Meeting hold at least a majority of our shares of Common Stock outstanding as of the Record Date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders virtually attending the Annual Meeting or represented by proxy at the Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

How to Vote
Shares of our Common Stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in "street name." We have summarized below the distinctions between shares held of record and those owned beneficially.
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record with respect to those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote online during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.
Beneficial Owner — If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of the shares, and you have been provided proxy materials from your broker, bank or other nominee, which is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to virtually attend the Annual Meeting. Your broker, bank or nominee will provide you with a voting instruction form for you to use, which will also include a 16-digit control number that will allow you to access the Annual Meeting and vote your shares during the Annual Meeting.
Voting
Whether you hold our shares as a stockholder of record or as a beneficial owner, we encourage you to vote before the Annual Meeting. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the e-proxy notice. If you are a Company teammate who holds shares of Common Stock through the DaVita Retirement Savings Plan (the "401(k) Plan"), certain earlier voting deadlines apply.

Notice of 2023 Annual Meeting and Proxy Statement	80

Proxy Statement

Through the Internet :
Prior to the Annual Meeting, you may vote through the Internet by going to www.proxyvote.com and following the instructions. You will need to have the e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting through the Internet. If you want to vote through the Internet in advance of the meeting, you must do so prior to 11:59 PM Eastern Time, on Monday, June 5, 2023. If you vote through the Internet, you do not need to return a proxy card.
During the Annual Meeting, you may vote through the Internet by following the instructions at www.virtualshareholdermeeting.com/DVA2023. You will need to have your e-proxy notice, proxy card or voting instruction form available when you access the virtual Annual Meeting web page.

By Telephone )
You may vote by touch tone telephone by calling 1-800-579-1639. You will need to have your e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting by telephone. If you want to vote by telephone, you must do so prior to 11:59 PM Eastern Time, on Monday, June 5, 2023. If you vote by telephone, you do not need to return a proxy card.

By Mail *
If you are a beneficial owner, you may vote by mail by signing and dating your voting instruction form provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a stockholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card and mailing it in a postage-prepaid envelope. If you are a stockholder of record and received the e-proxy notice, in order to obtain a proxy card, please follow the instructions on the e-proxy notice. If you want to vote by mail, the proxy card or voting instruction form must be received prior to 11:59 PM Eastern Time, on Monday, June 5, 2023.

Teammate 401(k) Stockholders — If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may give voting instructions to the 401(k) Plan trustee with respect to the share equivalents credited to your account. The plan trustee will vote your shares in accordance with your instructions received by June 2, 2023 at 11:59 PM Eastern Time. You may also revoke previously given voting instructions by June 2, 2023 at 11:59 PM Eastern Time, by filing with the plan trustee either written notice of revocation or a properly completed and signed voting instruction form bearing a later date. If you do not send instructions for a proposal, the plan trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.
Changing Your Vote — If you are a stockholder of record or beneficial owner, you may change your vote at any time prior to the applicable voting deadline by voting again with your 16-digit control number. If you virtually attend the Annual Meeting you will also be given the opportunity to vote or change your vote during the Annual Meeting through the virtual meeting platform at: www.virtualshareholdermeeting.com/DVA2023. If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may not change your vote after June 2, 2023 at 11:59 PM Eastern Time.

Proxy Statement

Votes Required for Proposals.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Proposal 1: Election of the nine director nominees identified in this Proxy Statement to serve until our 2024 Annual Meeting.	For, Against or Abstain for each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect
Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote
Proposal 3: Approval, on an advisory basis, of the compensation of our NEOs.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	No effect
Proposal 4: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our NEOs.	1 Year, 2 Years, 3 Years or Abstain	1 YEAR	Plurality of votes cast	No effect	No effect
Proposal 5: Approval of an Amendment and Restatement of the Company’s Restated Certificate of Incorporation	For, Against or Abstain	FOR	Majority of shares outstanding	Treated as votes Against	Treated as votes Against
*See "Voting Information" for additional information on broker non-votes.

Proxy Solicitation Costs
The Company pays the cost of soliciting proxies. We may request banks and brokers to solicit their customers who beneficially own our Common Stock and will reimburse them for their reasonable out-of-pocket expenses relating to these efforts. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies, among other things, at a fee of $16,000, plus reimbursement for all reasonable out-of-pocket expenses. MacKenzie and our officers, directors and teammates may supplement the solicitation by mailing of proxies and by telephone, e-mail and personal solicitation. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s gross negligence, willful misconduct or bad faith.

Notice of 2023 Annual Meeting and Proxy Statement	82

Proxy Statement

Delivery of Proxy Statement and Annual Report
Beneficial owners, but not record holders, of Common Stock who share a single address may receive only one copy of the e-proxy notice and, as applicable, the Annual Report to Stockholders and Proxy Statement (collectively, the "Proxy Materials"), unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs for DaVita. If any beneficial owner wishes to discontinue householding and receive a separate copy of the Proxy Materials, they should notify their broker. Beneficial owners can also request a separate copy of the Proxy Materials by contacting Investor Relations at the following address or phone number: DaVita Inc., Attn: Investor Relations, 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505. Additionally, stockholders who share the same address and receive multiple copies of the Proxy Materials can request a single copy by contacting us at the address or phone number above.

Forward-Looking Statements
This Proxy Statement contains or refers to certain forward-looking statements within the meaning of the federal securities laws. Without limiting the foregoing, statements including the words "expect," "intend," "will," "may," "continue," "target," "goal", “pledge” and similar expressions are intended to identify forward-looking statements. The Company bases its forward-looking statements on information available to it on the date of this Proxy Statement, and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual future events could also differ materially due to numerous factors that involve substantial known and unknown risks and uncertainties including, among other things, the risks and uncertainties set forth under "Risk Factors" and elsewhere in the Company's reports on Form 10-K and Form 10-Q and the other risks and uncertainties discussed in any subsequent reports that the Company files with the SEC from time to time.

Other Matters
The Board does not know of any other matters to be presented at the Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.
A copy of our 2022 Annual Report to Stockholders accompanies this Proxy Statement. The 2022 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2022. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505 or through our website, located at www.davita.com.
By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
[_______], 2023

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Annex A
RECONCILIATION OF NON-GAAP MEASURES
Note on Non-GAAP Financial Measures
As used in this Proxy Statement, the term “adjusted” refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in this Annex A. For income measures, the term “adjusted” refers to operating performance measures that exclude certain items such as impairment charges, gains and losses on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges. Note that the non-GAAP measures presented for prior periods below have been conformed to the non-GAAP measures presented for the current period.
These non-GAAP or “adjusted” measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income and adjusted diluted earnings per share attributable to DaVita Inc. ("Adjusted Earnings per Share") to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated operating results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
Finally, free cash flow from continuing operations represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Free cash flow from continuing operations during the year ended December 31, 2017 has been recast to conform to this definition. Management uses this measure to assess our ability to fund acquisitions, repurchase shares and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities from continuing operations and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.

Consolidated adjusted operating income:

	Year ended	Year ended
	December 31, 2022	December 31, 2021
	(dollars in millions)	(dollars in millions)
Operating income	$1,339	$1,797
Closure charges	88	18
Severance and other costs	23	—
Adjusted operating income	$1,450	$1,815

International adjusted operating income:

Year ended
December 31, 2022
(dollars in millions)
Operating income	$37
Closure charges	3
Severance and other costs	5
Adjusted operating income	$44

Year ended
December 31, 2017
(dollars in millions)
Operating loss	$(329)
Equity investment loss related to APAC JV goodwill impairment	6
Impairment of investment	280
Restructuring charges	2
Equity investment loss related to restructuring charges	1
Gain from APAC JV ownership changes	(6)
Adjusted operating loss	$(46)

Adjusted Earnings per Share:

	Year ended December 31, 2022	Year ended December 31, 2021
	(Per share)	(Per share)
Diluted net income per share attributable to DaVita Inc.	$5.85	$8.90
Closure charges	0.92	0.16
Severance and other costs	0.24	—
Ballot initiative costs	0.53	—
Related income tax	(0.27)	(0.04)
Income tax impact related to prior legal settlement	—	0.23
Net income from discontinued operations, net of tax	(0.14)	—
Adjusted Earnings per Share	$7.13	$9.24

Year ended December 31, 2020
(Per share)
Diluted net income per share attributable to DaVita Inc.	$6.31
Loss on changes in ownership interest, net	0.13
Accruals for legal matters	0.29
Debt refinancing charges	0.73
Closure charges	0.02
Ballot initiative costs	0.54
Related income tax	(0.28)
Net loss from discontinued operations, net of tax	0.08
Adjusted Earnings per Share	$7.82

Notice of 2023 Annual Meeting and Proxy Statement	86

Free cash flow from continuing operations:

	Year ended	Year ended
	December 31, 2022	December 31, 2017
	(dollars in millions)	(dollars in millions)
Net cash provided by continuing operating activities	$1,565	$1,556
Distributions to noncontrolling interests	(268)	(211)
Contributions from noncontrolling interests	15	75
Expenditures for routine maintenance and information technology	(431)	(303)
Expenditures for development and relocations	(172)	(507)
Proceeds from sale of self-developed properties	109	58
Free cash flow from continuing operations	$817	$668
Numbers may not sum or recalculate due to the presentation of rounded numbers.

Annex B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAVITA INC.

Pursuant to Section 242 and 245 of the

Delaware General Corporation Law

DaVita Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), does hereby certify:

FIRST: That the name of the Corporation is DaVita Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware ("Delaware Secretary of State") was April 4, 1994, under the name Medical Ambulatory Care Delaware, Inc. A Certificate of Amendment was filed with the Delaware Secretary of State on July 5, 1994, changing the name of the Corporation to Total Renal Care, Inc. A Certificate of Amendment was filed with the Delaware Secretary of State on December 21, 1994, changing the name of the Corporation to Total Renal Care Holdings, Inc. A Certificate of Amendment was filed with the Delaware Secretary of State on October 5, 2000, changing the name of the Corporation to DaVita Inc. A Certificate of Ownership and Merger was filed with the Delaware Secretary of State on November 1, 2012, changing the name of the Corporation to DaVita HealthCare Partners Inc. A Certificate of Amendment was filed with the Delaware Secretary of State on August 12, 2016, changing the name of the Corporation to DaVita Inc.

A. ~~SECOND: That this~~ Restated Certificate of Incorporation ~~has been duly adopted by the Board of Directors of the Corporation (the "Board") in accordance with Section 245 of~~was filed with the Delaware ~~General Corporation Law and restates, integrates, and supersedes,~~Secretary of State on November 1, 2016, restating and integrating but ~~does~~ not further ~~amend~~amending, except as permitted under Section 242(a)(1) of the Delaware General Corporation Law, the provisions of the Certificate of Incorporation of ~~this~~the Corporation as ~~heretofore~~theretofore amended or supplemented~~, and there is no discrepancy between those provisions and the provisions of~~ (the "Restated Certificate").

~~this Restated Certificate of Incorporation. The text of the~~SECOND: That this Amended and Restated Certificate of Incorporation ~~is hereby~~ has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and has been adopted by the requisite vote of the stockholders of the Corporation and restates, integrates and further amends the provisions of the Restated Certificate. The text of the Restated Certificate is hereby amended and restated ~~and integrated~~ to read in its entirety as follows:

Notice of 2023 Annual Meeting and Proxy Statement	88

D. **Vesting of Voting Rights.** Except as required by law, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to vote as described above.

E. **Dividends.** When and if dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends; provided that if dividends or distributions are declared that are payable in shares of, or in subscription or other rights to acquire shares of, Common Stock, such dividends or distributions to holders of Common Stock shall be payable in shares of, or in subscription or other rights to acquire shares of, Common Stock.

F. **Liquidation.** In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a *pro rata* distribution of any remaining assets after payment or provision for liabilities.

G. **Written Consent.** No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

V. BYLAWS

The Board is authorized to make, alter or repeal the Bylaws of the Corporation. Election of Directors need not be by written ballot.

VI. INCORPORATOR

[Omitted Pursuant to Delaware General Corporation Law Section 245(c)]

VII. Indemnification

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director~~,~~ ~~except for~~ or officer, provided that this provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, ~~or~~ (iv) for any transaction from which the director or officer derived any improper personal benefit~~."~~; or (v) an officer in any action by or in the right of the Corporation. For purposes of this Article VII, "officer" shall have the

Notice of 2023 Annual Meeting and Proxy Statement	90

PRELIMINARY

DaVita.

DAVITA INC.
2000 16TH STREET
DENVER, CO 80202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on (i) June 2, 2023, for shares held through the DaVita Retirement Savings Plan or (ii) June 5, 2023 for any other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DVA2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on (i) June 2, 2023, for shares held through the DaVita Retirement Savings Plan or (ii) June 5, 2023 for any other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07295-P90678-Z84665 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DAVITA INC.

The Board of Directors recommends you vote FOR all director nominees named in the Proxy Statement in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Pamela M. Arway	☐	☐	☐
1b. Charles G. Berg	☐	☐	☐
1c. Barbara J. Desoer	☐	☐	☐
1d. Jason M. Hollar	☐	☐	☐
1e. Gregory J. Moore, MD, PhD	☐	☐	☐
1f. John M. Nehra	☐	☐	☐
1g. Javier J. Rodriguez	☐	☐	☐
1h. Adam H. Schechter	☐	☐	☐
1i. Phyllis R. Yale	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 5 and for ONE YEAR on Proposal 4.

	For	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The proxy holders are entitled to vote in their discretion on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

V07296-P90678-Z84665

DAVITA INC.
PROXY
This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Virtual Annual Meeting of the Stockholders of DAVITA INC., to be held at 10:00 a.m. Mountain Time, on Tuesday, June 6, 2023, via live audio webcast at www.virtualshareholdermeeting.com/DVA2023, and any and all adjournments or postponements thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 5 and for ONE YEAR for Proposal 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment or postponement thereof heretofore given by the undersigned are hereby revoked.

Continued and to be signed on reverse side